EXHIBIT  99.2
AGREEMENT AND PLAN OF MERGER

BY AND AMONG

UNITED STRATEGIES, INC.,

STOCKHOLDERS OF UNITED STRATEGIES, INC.,

PROMARK TECHNOLOGY, INC.,

ICEWEB, INC.,

AND

USI ACQUISITION, INC.

Dated as of March 4, 2011

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of March 4, 2011 (“Agreement Date”) among: UNITED STRATEGIES, INC., a Delaware corporation (“United”); PROMARK TECHNOLOGY, INC., a Maryland corporation and wholly-owned subsidiary of United (“Promark”); THE STOCKHOLDERS OF UNITED STRATEGIES, INC. (the “United Stockholders”); ICEWEB, INC., a Delaware corporation (“Parent”); and USI ACQUISITION, INC., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”).

RECITALS

A.         The Boards of Directors of United, Parent and Merger Sub believe it is advisable and in the best interests of their respective companies and the stockholders of their respective companies that United and Merger Sub combine into a single company through the merger of Merger Sub and United. In furtherance thereof, the Parties agreed upon a plan for Parent to acquire United through the statutory merger of Merger Sub with and into United, with United to survive as a subsidiary of Parent (the “Merger”). Pursuant to the Merger, among other things, the Shares shall be converted into the right to receive cash at the rates set forth herein.

B.         The Merger was unanimously approved at a special meeting of the Board of Directors of Parent, by unanimous written consent of the Board of Directors and sole stockholder of Merger Sub, by unanimous written consent of the Boards of Directors of United and Promark, by unanimous written consent of the sole stockholder of Promark, and by unanimous written consent of the United Stockholders.

C.         It is intended that the Merger shall comply with the requirements of § 251 of the DGCL (as defined below) as a statutory merger.

D.        Although the Merger is intended to qualify as a statutory merger under the DGCL, the Merger shall qualify as a taxable sale and redemption of the Shares by the United Stockholders under the provisions of §1001 of the Code (as defined below), with Parent’s basis in the Surviving Corporation being the Merger Consideration under the provisions of §1012 of the Code (as defined below).

NOW, THEREFORE, in consideration of the premises, and the mutual covenants and agreements contained herein, the parties do hereby agree as follows:

ARTICLE I.  DEFINITIONS

(a)           “Affiliate” shall mean, as to any Person, any other Person controlled by, under the control of, or under common control with, such Person.  As used in this definition, “control” shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event, any Person which owns or holds directly or indirectly five per cent (5%) or more of the voting securities or five per cent (5%) or more of the partnership or other equity interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such other Person.

(b)           “Aggregate Common Shares” shall mean the total number of shares of United Common Stock issued and outstanding as of the Agreement Date.

(c)           “Aggregate Common Stockholder Payment” shall mean an amount of cash equal to the sum of (i) the Merger Consideration, less the Aggregate Preferred Stockholder Payment, and (ii) the Aggregate Option Exercise Price.

(d)           “Aggregate Option Exercise Price” shall mean an amount equal to the sum obtained by adding the products resulting from multiplying (i) each United Option and (ii) its exercise price.

(e)           “Aggregate Preferred Stockholder Payment” shall mean an amount of cash equal to the product of (i) the number of shares of United Preferred Stock and (ii) $1.85.

(f)           “Agreement” means this Agreement and Plan of Merger.

(g)           “Applicable Law” or “Applicable Laws” means any and all laws, ordinances, constitutions, regulations, statutes, treaties, rules, codes, licenses, certificates, franchises, permits, principles of common law, requirements and Orders adopted, enacted, implemented, promulgated, issued, entered or deemed applicable by or under the authority of any Governmental Body having jurisdiction over a specified Person or any of such Person’s properties or assets.

(h)           “Best Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible; provided, however, that a Person required to use Best Efforts under this Agreement will not be thereby required to take actions that would result in a Material Adverse Effect in the benefits to such Person under this Agreement and the Merger.

(i)           “Breach” means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract.

(j)           “Business” means United’s business, carried out through its wholly-owned subsidiary, Promark. Promark is a value added distributor of data storage products and solutions in the United States. Promark uses a two-tier distribution network; selling to value added resellers (VARs) and system integrators.  Promark supports its distribution channel by offering sales and technical training, trade show and seminar support, leads, and demo equipment. Promark also supports its channel with its two-tier GSA Federal Supply Schedule contract, which enables Promark to authorize its resellers to sell GSA Schedule products to the federal government. Promark also sells professional computer services, maintenance, and warranties related to data storage products.

(k)           “Business Day” means any day other than (a) Saturday or Sunday or (b) any other day on which banks in Delaware are permitted or required to be closed.

(l)           “Certificate of Merger” has the meaning set forth in Section 2.2.

(m)          “Certificates” has the meaning set forth in Section 2.5(a).

(n)           “Closing” means the exchange of the Shares for the Merger Consideration as set forth herein, to occur as soon after the Effective Time as is practicable for the Parties. Closing is further defined in Section 2.3.

(o)           “Closing Date” shall mean the date on which the Closing is completed.

(p)           “Code” shall mean the Internal Revenue Code of 1986, as amended.

(q)           “Competing Transaction” has the meaning set forth in Section 9.6.

(r)           “Confidential Information” means any information pertaining to the business, operations, marketing, customers, financing, forecasts and plans of any Party provided to or learned by any other Party during the course of negotiation of the Merger.  Information shall be treated as Confidential Information whether such information has been marked “confidential” or in a similar manner.

(s)           “Consent” means any approval, consent, license, permits, ratification, waiver or other authorization.

(t)           “Contract” means any agreement, contract, lease, license, consensual obligation, promise, undertaking, understanding, commitment, arrangement, instrument or document (whether written or oral and whether express or implied), whether or not legally binding.

(u)          “Damages” shall have the meaning set forth in Section 11.2(a).

(v)          “DGCL” shall mean the Delaware General Corporation Law, as amended.

(w)          “Disclosure Schedules” means the disclosure schedules delivered by each Party to the other Parties as required by this Agreement on the Agreement Date and initialed by the Parties, as subsequently updated or supplemented by the Parties prior to the Closing.  The Disclosure Schedules will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Agreement. The Disclosure Schedules shall be attached hereto as Exhibit 1 and by reference made a part hereof.

(x)         “Effective Time” has the meaning set forth in Section 2.2.

(y)        “Employee Benefit Plan” has the meaning set forth in ERISA Section 3(3).

(z)         “Encumbrance” means and includes:

(i)           with respect to any personal property, any security or other property interest or right, claim, lien, pledge, option, charge, security interest, contingent or conditional sale, or other title claim or retention agreement or lease or use agreement in the nature thereof, interest or other right or claim of third parties, whether voluntarily incurred or arising by operation of law, and including any agreement to grant or submit to any of the foregoing in the future; and

(ii)          with respect to any real property (whether and including owned real estate or Leased Real Estate), any mortgage, lien, easement, interest, right-of-way, condemnation or eminent domain proceeding, encroachment, any building, use or other form of restriction, encumbrance or other claim (including adverse or prescriptive) or right of Third Parties (including Governmental Bodies), any lease or sublease, boundary dispute, and agreements with respect to any real property including: purchase, sale, right of first refusal, option, construction, building or property service, maintenance, property management, conditional or contingent sale, use or occupancy, franchise or concession, whether voluntarily incurred or arising by operation of law, and including any agreement to grant or submit to any of the foregoing in the future.

(aa)        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations issued by the Department of Labor pursuant to ERISA or any successor law.

(bb)       “Escrow Agent” means Pamela A. Miller, PLC, a Virginia professional limited liability company, 4126 Leonard Drive, City of Fairfax, Virginia 22030.

(cc)        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(dd)       “GAAP” means at any particular time generally accepted accounting principles in the United States, consistently applied on a going concern basis, using consistent audit scope and materiality standards.

(ee)        “Governing Documents” means with respect to any particular entity, the articles or certificate of incorporation and the bylaws; all certificates of designations of classes and series of stock for the entity; equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and any amendment, supplement, correction, or restatement of any of the foregoing.

(ff)           “Governmental Authorization” means any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Applicable Law.

(gg)         “Governmental Body” means: (i) nation, state, county, city, town, borough, village, district, tribe or other jurisdiction; (ii) federal, state, local, municipal, foreign, tribal or other government; (iii) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); (iv) multinational organization or body; (v) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or (vi) official of any of the foregoing.

(hh)         “Improvements” means all buildings, structures, fixtures and improvements located on Land, including those under construction.

(ii)            “Indemnified Party” has the meaning set forth in Section 11.3.

(jj)            “Indemnifying Party” has the meaning set forth in Section 11.3.

(kk)          “IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

(ll)            “Knowledge of Parent” means actual knowledge without independent investigation of John Signorello and Mark Lucky.

(mm)        “Knowledge of Promark” means actual knowledge without independent investigation of Dale Foster and William Ochall.

(nn)         “Knowledge of United” means actual knowledge without independent investigation of Dale Foster and William Ochall.

(oo)          “Land” means all parcels and tracts of land in which any Person has an ownership or leasehold interest.

(pp)         “Material Adverse Effect” means, in connection with any Person, any event, change or effect that is materially adverse, individually or in the aggregate, to the condition (financial or otherwise), properties, assets, liabilities, revenues, income, business, operations, results of operations or prospects of such Person, taken as a whole.

(qq)         “Merger” has the meaning set forth in Recital A.

(rr)           “Merger Consideration” means $10,778,950.

(ss)          “Merger Financing” means the sale of sufficient Parent Common Stock by Parent to enable Parent to fund the Merger Consideration.

(tt)           “Merger Sub” has the meaning set forth in the preamble.

(uu)         “Merger Sub Common Stock” has the meaning set forth in Section 7.4.

(vv)          “Order” means any writ, directive, order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

(ww)        “Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action: (i) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; (ii) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and (iii) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

(xx)           “Parent” has the meaning given in the preamble above.

(yy)         “Parent Business” means Parent’s business as a holding company for entities in the information technology business, primarily focused on manufacture and distribution of data storage products, and Internet and electronic mail hosting services.

(zz)           “Parent Common Stock” means the common stock, par value $0.001 per share, of Parent.

(aaa)        “Parent Contracts” has the meaning set forth in Section 7.1(o).

(bbb)       “Parent Employee Plans” has the meaning set forth in Section 7.1(r)(i).

(ccc)        “Parent Financial Information” has the meaning set forth in Section 7.1(f).

(ddd)       “Parent Intellectual Property” has the meaning set forth in Section 7.1(m).

(eee)        “Parent SEC Reports” has the meaning set forth in Section 7.1(n).

(fff)          “Parent Tax Affiliate” has the meaning set forth in Section 7.1(h)(i).

(ggg)       “Party” or “Parties” means United, United Stockholders, Promark, Parent and/or Merger Sub.

(hhh)       “Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, limited liability limited partnership, joint venture, trust or unincorporated organization, joint stock corporation or other similar organization, Governmental Body, or any other legal entity.

(iii)           “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

(jjj)           “Promark” has the meaning set forth in the preamble.

(kkk)        “Promark Balance Sheet” has the meaning set forth in Section 5.6(b).

(lll)           “Promark Board” has the meaning set forth in Section 5.4.

(mmm)     “Promark Contracts” has the meaning set forth in Section 5.15.

(nnn)       “Promark Employee Plans” has the meaning set forth in Section 5.18.

(ooo)       “Promark Financial Information” has the meaning set forth in Section 5.6.

(ppp)       “Promark Intellectual Property” has the meaning set forth in Section 5.13(a).

(qqq)       “Promark Tax Affiliate” has the meaning set forth in Section 5.8(a).

(rrr)          “Real Property” means any Land and Improvements and all privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit of any Land, including all easements appurtenant to and for the benefit of any Land (a “Dominant Parcel”) for, and as the primary means of access between, the Dominant Parcel and a public way, or for any other use upon which lawful use of the Dominant Parcel for the purposes for which it is presently being used is dependent, and all rights existing in and to any streets, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets.

(sss)        “Real Property Lease” means any lease or rental agreement pertaining to the occupancy of any improved space on any Land.

(ttt)          “Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

(uuu)       “SEC” means the United States Securities and Exchange Commission.

(vvv)       “Securities Act” means the Securities Act of 1933, as amended.

(www)     “Security Interest” means any mortgage, pledge, security interest, Encumbrance, charge, claim, or other lien, other than:  (a) mechanic’s, materialmen’s and similar liens; (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate Proceedings; (c) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (d) liens arising in connection with sales of foreign receivables; (e) liens on goods in transit incurred pursuant to documentary letters of credit; (f) purchase money liens and liens securing rental payments under capital lease arrangements; and (g) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

(xxx)         “Shares” means all issued and outstanding shares of United Common Stock and United Preferred Stock.

(yyy)       “Stockholders”  means the holders of all issued and outstanding shares of United Common Stock and United Preferred Stock.

(zzz)         “Subsidiary” means with respect to any Person (the “Owner”), any corporation or other Person the securities or other interests of which have the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise have the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), held by the Owner or one or more of its Subsidiaries.

(aaaa)      “Surviving Corporation” has the meaning set forth in Section 2.1.

(bbbb)     “Tangible Personal Property” means all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property of every kind owned or leased by a Party (wherever located and whether or not carried on a Party’s books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

(cccc)      “Tax” or “Taxes” means, with respect to any Person: (i) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, commercial rent, premium, property or windfall profit taxes, alternative or add-on minimum taxes, customs duties and other taxes, fees, assessments or charges of any kind whatsoever, together with all interest and penalties, additions to tax and other additional amounts imposed by any taxing authority (domestic or foreign) on such person (if any); and (ii) any liability for the payment of any amount of the type described in clause (i) above as a result of (A) being a “transferee” (within the meaning of Section 6901 of the Code or any Applicable Law) of another person, (B) being a member of an affiliated, combined or consolidated group or (C) a contractual arrangement or otherwise.

(dddd)     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(eeee)      “Third Party” means a Person that is not a Party to this Agreement.

(ffff)         “United” has the meaning set forth in the preamble.

(gggg)     “United  Balance Sheet” has the meaning set forth in Section 4.6(b).

(hhhh)     “United Board” has the meaning set forth in Section 4.4.

(iiii)           “United Common Stock” has the meaning set forth in Section 4.3.

(jjjj)           “United Contracts” has the meaning set forth in Section 4.15.

(kkkk)       “United Employee Plans” has the meaning set forth in Section 4.18.

(llll)           “United Financial Information” has the meaning set forth in Section 4.6.

(mmmm)   “United Intellectual Property” has the meaning set forth in Section 4.13(a).

(nnnn)      “United Options” means all issued and outstanding options (including commitments to grant options), whether vested or unvested, to acquire shares of United Common Stock.

(oooo)      “United Option Letter” has the meaning set forth in Section 3.3.

(pppp)      “United Optionholders” are those persons listed in Exhibit 3 attached.

(qqqq)      “United Preferred Stock” has the meaning set forth in Section 4.3.

(rrrr)          “United Stockholder Per Share Payment” has the meaning set forth in Section 3.1(a).

(ssss)        “United Stockholders” are those persons listed in Exhibit 2 attached.

(tttt)         “United Tax Affiliate” has the meaning set forth in Section 4.8(a)

ARTICLE II.  THE MERGER

2.1        The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into United in accordance with the provisions of Section 251 of the DGCL.  Following the Effective Time, the separate existence of Merger Sub shall cease, and United shall continue as the surviving corporation in the Merger (hereinafter sometimes referred to as the “Surviving Corporation”) as a business corporation incorporated under the laws of the State of Delaware under the name “United Strategies, Inc.” and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

2.2        Effective Time Of The Merger.  The Merger shall become effective at such time (the “Effective Time”) as a duly executed Certificate of Merger, in form and substance reasonably acceptable to Parent and United (the “Certificate of Merger”) is filed with the Secretary of State of the State of Delaware.

2.3        Closing.  The Closing shall take place as soon as practicable, and in no event later than five (5) business days after the satisfaction or waiver of each of the conditions set forth in Article X below or at such other time as the parties agree (the “Closing Date”). The Closing shall take place at the offices of Ira S. Saul, PLC, 4126 Leonard Drive, Fairfax, Virginia 22030. The Closing Date will be on the date and at the time to be agreed upon by the Parties, consistent with the requirements of this Section 2.3. At Closing, the Escrow Agent shall deliver the Certificates and United Option Letters to Parent and shall deliver the Merger Consideration to the United Stockholders and United Optionholders. Escrow Agent shall not be obligated to deliver the Certificates and United Option Letters to Parent until Parent has delivered the Merger Consideration to Escrow Agent. Escrow Agent shall not be obligated to deliver the Merger Consideration to the United Stockholders and the United Optionholders until the United Stockholders have delivered the Certificates and the United Optionholders have delivered the United Option Letters to Escrow Agent. Escrow Agent’s responsibilities shall be set forth in the Escrow Agreement, in form and substance reasonably acceptable to Parent, United, and the Escrow Agent.

2.4        Surviving Corporation.  The Certificate of Incorporation of United, as the same has been amended, corrected and restated from time to time, shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and of the DGCL.

(b)           The By-laws of United shall be the By-laws of the Surviving Corporation until duly amended in accordance with their terms and as provided by the Certificate of Incorporation of the Surviving Corporation and the DGCL.

(c)           Those individuals set forth on Schedule 2.4 shall, from and after the Effective Time, be the directors of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and By-laws.

(d)           Those individuals set forth on Schedule 2.4 shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and By-laws.

(e)           If at any time after the Effective Time, any party shall consider that any further deeds, assignments, conveyances, agreements, documents, instruments or assurances in law or any other things are necessary or desirable to vest, perfect, confirm or record in the Surviving Corporation the title to any property, rights, privileges, powers and franchises of Merger Sub by reason of, or as a result of, the Merger, or otherwise to carry out the provisions of this Agreement, the remaining parties, as applicable, shall execute and deliver, upon request, any instruments or assurances, and do all other things necessary or proper to vest, perfect, confirm or record title to such property, rights, privileges, powers and franchises in the Surviving Corporation, and otherwise to carry out the provisions of this Agreement.

ARTICLE III.  EFFECT OF THE MERGER

3.1        Effect on Shares, United Options and Merger Sub Capital Stock.  As at the Effective Time, by virtue of the Merger and without any action on the part of Parent, United, Merger Sub, or the United Stockholders:  Each Share of United Common Stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time, shall be cancelled and extinguished and converted automatically into the right to receive an amount of cash equal to the quotient obtained by dividing (i) the sum of (A) the Merger Consideration, less the Aggregate Preferred Stockholder Payment, and (B) the Aggregate Option Exercise Price by (ii) the sum of (A) Aggregate Common Shares and (B) the total number of United Options (which quotient is the “United Stockholder Per Share Payment”).  Set forth on Schedule 3.1(a) are the names of each holder of United Common Stock and the number of Shares owned by each.

(b)           Each outstanding (as of immediately prior to the Effective Time) United Option held by the United Optionholders set forth on Schedule 3.1(b) shall be terminated and cancelled and converted into the right to receive:

(i) for each United Option with an exercise price of Two Cents ($0.02), an amount equal to the United Stockholder Per Share Payment, less Two Cents ($0.02);

(ii) for each United Option with an exercise price of Four Cents ($0.04), an amount equal to the United Stockholder Per Share Payment, less Four Cents ($0.04); and

(iii) for each United Option with an exercise price of Eleven Cents ($0.11), an amount equal to the United Stockholder Per Share Payment, less Eleven Cents ($0.11).

(c)         Each Share of United Preferred Stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time, totaling 167,000 Shares of Series B United Preferred Stock, shall be cancelled and extinguished and converted automatically into the right to receive that portion of the Merger Consideration, payable in cash (without interest), at $1.85 per share.  Set forth on Schedule 3.1(c) is the name of each holder of United Preferred Stock and the number of Shares owned by each.

(d)         Each share of United Common Stock or United Preferred Stock held in the treasury of United, or owned by any of the Parties other than the United Stockholders, in each case immediately prior to the Effective Time, shall be canceled without any conversion thereof and no consideration shall be paid with respect thereto.

(e)          Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation with the same rights, powers and privileges as each share so converted, and shall thereupon constitute the only outstanding shares of capital stock of the Surviving Corporation.

3.2        Exchange of Certificates; Payment.

(a)         The United Stockholders shall have surrendered to Escrow Agent prior  to Closing the certificates representing all of the issued and outstanding Shares (“Certificates”), duly endorsed in blank, or accompanied by blank stock powers, with signatures guaranteed in a manner reasonably acceptable to Parent’s counsel.  The United Stockholders shall use reasonable commercial efforts to cure promptly any deficiencies with respect to the endorsement of any certificate or other documents of conveyance with respect to such Certificates or with respect to the stock powers accompanying any such Certificate.  Upon such surrender to Escrow Agent, each of the United Stockholders shall be entitled to receive his or her cash portion of the Merger Consideration.

(b)         At and after the Effective Time, until the Certificates have been surrendered, such Certificates shall be deemed to evidence only the right to receive the Merger Consideration.

(c)          After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of Shares.  If, after the Effective Time, any Certificate(s) representing Shares is or are presented to the Surviving Corporation, they shall be canceled.

3.3        Lost, Stolen or Destroyed Certificates.  In the event any Certificates which formerly represented Shares shall have been lost, stolen or destroyed, upon the making and delivery of an affidavit of that fact by the United Stockholder in form reasonably satisfactory to Parent (a “Lost Certificate Affidavit”), Parent shall instruct the Escrow Agent to pay such United Stockholder the portion of the Merger Consideration to which such United Stockholder is entitled  pursuant to Section 3.1(a); provided, however, that Parent may, in its sole discretion and as a condition precedent to issuing such instruction to the Escrow Agent, require the owner of such lost, stolen or destroyed Certificates or agreements to deliver an agreement of indemnification in a form reasonably satisfactory to Parent and the Escrow Agent against any claim that may be made against Parent, the Surviving Corporation or the Escrow Agent with respect to the Certificates or agreements alleged to have been lost, stolen or destroyed.

3.4        United Options.

(a)           No United Options (whether vested or unvested) shall be assumed by Parent, Merger Sub or the Surviving Corporation.  The United Strategies 2001 Stock Option Plans shall be terminated no earlier than fifteen (15) days after the Closing Date and no later than thirty (30) days after the Closing Date.

(b)           Prior to the Closing Date, United shall mail or otherwise deliver to each United Optionholder entitled to payments pursuant to Section 3.1(b): (i) a letter of transmittal in form and substance reasonably acceptable to Parent and United (the “United Option Letter”) and (ii) a FIRPTA affidavit, in a form acceptable to Parent.  The United Optionholders shall have returned the United Option Letters and FIRPTA affidavits, properly completed and duly executed, with signatures guaranteed in a manner reasonably acceptable to Parent’s counsel to Escrow Agent prior to Closing.  The United Optionholders shall use reasonable commercial efforts to cure promptly any deficiencies with respect to the endorsement of any United Option Letter or other documents of conveyance with respect to such United Option Letters.  Upon such return to Escrow Agent, each of the United Optionholders shall be entitled to receive his or her cash portion of the Merger Consideration.

(c)           At and after the Effective Time, until the earlier of (i) United Option Letters have been returned or (ii) The United Strategies 2001 Stock Option Plan is terminated, such United Option Letter shall be deemed to evidence only the right to receive the Merger Consideration.

(d)           From and after the Effective Time, each United Option that is terminated and cancelled and converted into the right to receive a portion of the Merger Consideration by virtue of the Merger pursuant to Section 3.1(b) shall no longer be outstanding and shall cease to have any rights with respect thereto other than the right to receive, upon the terms and subject to the conditions set forth in this Agreement, that portion of the Merger Consideration payable pursuant to Section 3.1(b).

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF UNITED

As a material inducement for Parent and Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, each of United and Promark, jointly and severally, makes the following representations and warranties as of the Agreement Date and through and including the Closing Date, each of which is relied upon by Parent and Merger Sub, regardless of any investigation made or information obtained by Parent or Merger Sub (unless and to the extent specifically and expressly waived in writing by Parent or Merger Sub on or before the Closing Date):

4.1        Organization and Good Standing.

(a)         United is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. United is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification and the failure to be so qualified would have a Material Adverse Effect on United.  Schedule 4.1(a) contains a complete and accurate list of every jurisdiction in which United is qualified to do business.

(b)         United has a single subsidiary, which is Promark. United owns all of the issued and outstanding capital stock of Promark. United does not own any shares of capital stock or other securities of any other Person other than Promark, other than as set forth on Schedule 4.1(b).

4.2        Corporate Documents.  Schedule 4.2 shall consist of true and correct copies of:

(i)           the Governing Documents, as amended, corrected and restated from time to time, of United;

(ii)          the minute book of United containing the existing records of certain Proceedings, Consents, actions and meetings of the shareholders and the United Board; and

(iii)        a shareholder list setting forth all owners of the capital stock of United as they appear in the stock records of United.

4.3        Capitalization of United.  The entire authorized capital stock of United consists of 15,000,000 shares. United is authorized to issue 12,000,000 shares of common stock having a par value of $0.001 per share (“United Common Stock”), of which 7,100,889 shares are issued and outstanding. United is authorized to issue 3,000,000 shares of preferred stock having a par value of $.001 per share (“United Preferred Stock”), of which 167,000 shares of Series B preferred stock are issued and outstanding. No other series of preferred stock is issued and outstanding. All of United’s issued and outstanding shares of common stock and Series B preferred stock have been duly authorized, are validly issued, fully paid and non-assessable, and are held of record by the stockholders listed on Exhibit 2.  The United Options consist of options to purchase 3,269,111 shares of United Common Stock under The United Strategies 2001 Stock Option Plans, held by the United Optionholders listed on Exhibit 3.  There are no: (a) United stock option plans than The United Strategies 2001 Stock Option Plans; (b) other options to purchase United Common Stock than those held by the United Optionholders listed on Exhibit 3; (c) option plans under which any Person may purchase United Preferred Stock; and (d) options to purchase United Preferred Stock.  To the knowledge of United, no United Optionholder would refuse to execute the United Option Letters or refuse to deliver the United Option Letters to the Escrow Agent, or refuse to accept that portion of the Aggregate Common Stockholder Payment payable to such United Optionholder. United believes, in good faith, that each United Optionholder will execute and deliver the United Option Letter, and accept that portion of the Aggregate Common Stockholder Payment payable to such United Optionholder. Other than this Agreement, and those options to purchase United common stock listed on Exhibit 3 there are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights, registration rights or other agreements or commitments to which United is a party or which are binding upon United providing for the issuance, disposition or acquisition of any of its capital stock, nor any outstanding or authorized stock appreciation, phantom stock or similar rights with respect to United.

4.4        Authorization of Transaction.  United has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  At the Effective Time, this Agreement shall be duly and validly authorized by all necessary action on the part of United in accordance with Applicable Laws and United’s Governing Documents.  This Agreement constitutes the valid and legally binding obligation of United, enforceable in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally.  Other than filing the appropriate Certificate of Merger, United does not need to give any notice to, make any filing with, or obtain any Consent of any Governmental Body in order to consummate the Merger.  The Board of Directors of United (the “United Board”) has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the transactions contemplated hereby, and has taken all corporate actions required to be taken by the United Board for the consummation of the Merger.

4.5        Noncontravention.  Neither the execution and delivery of this Agreement, nor consummation of the Merger, by United will:

(a)           violate any Applicable Law, Order, stipulation, charge or other restriction of any Governmental Body to which United is subject or any provision of its Governing Documents; or

(b)           except as disclosed on Schedule 4.5(b), conflict with, result in a Breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which United is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, Breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a Material Adverse Effect on the financial condition of United or on the ability of the Parties to consummate the Merger.

4.6        United Financial Information.  Schedule 4.6 shall include the following financial information (collectively, the “United Financial Information”):

(a)           audited consolidated and consolidating balance sheets and statements of income, changes in stockholders’ equity and cash flow, as of and for the fiscal years ended June 30, 2010; June 30, 2009; June 30, 2009; and

(b)           unaudited consolidated and consolidating balance sheets and statements of income, changes in stockholders’ equity and cash flow as of and for seven (7) months ended January 31, 2011 (the “United Balance Sheet”) for United.  The United Financial Information presents fairly the financial condition of United as of such dates and the results of operations of United for such periods, in accordance with GAAP and are consistent with the books and records of United (which books and records are correct and complete in all material respects).

4.7        Events Subsequent to United Balance Sheet.  Since the date of the United Balance Sheet, and except as disclosed on Schedule 4.7, there has not been, occurred or arisen, with respect to United:

(a)           any change or amendment in its Governing Documents;

(b)           any reclassification, split up or other change in, or amendment of or modification to, the rights of the holders of any of its capital stock;

(c)           except as set forth on Schedule 4.7(c), any direct or indirect redemption, purchase or acquisition by any Person of any of its capital stock or of any interest in or right to acquire any such stock;

(d)           any issuance, sale, or other disposition of any capital stock, or any grant of any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any capital stock;

(e)           except as set forth on Schedule 4.7(e), any declaration, set aside, or payment of any dividend or any distribution with respect to its capital stock (whether in cash or in kind) or any redemption, purchase, or other acquisition of any of its capital stock;

(f)            the organization of any Subsidiary or the acquisition of any shares of capital stock by any Person or any equity or ownership interest in any business;

(g)          any damage, destruction or loss of any of the its properties or assets whether or not covered by insurance;

(h)          any sale, lease, transfer, or assignment of any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(i)           the execution of, or any other commitment to any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the Ordinary Course of Business;

(j)           except as set forth on Schedule 4.7(j) any acceleration, termination, modification, or cancellation of any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $10,000 to which it is a party or by which it is bound;

(k)          any Security Interest or Encumbrance imposed upon any of its assets, tangible or intangible;

(l)           any grant of any license or sublicense of any rights under or with respect to any United Intellectual Property;

(m)          any sale, assignment or transfer (including transfers to any employees, affiliates or shareholders) of any United Intellectual Property;

(n)          any capital expenditure (or series of related capital expenditures) involving more than $10,000 and outside the Ordinary Course of Business;

(o)          except as set forth on Schedule 4.7(o), any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) involving more than $10,000 and outside the Ordinary Course of Business;

(p)          except as set forth on Schedule 4.7(p), any issuance of any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $10,000;

(q)          any delay or postponement of the payment of accounts payable or other liabilities, other than those being contested in good faith as set forth in Schedule 4.7(q);

(r)           any cancellation, compromise, waiver, or release of any right or claim (or series of related rights and claims) involving more than $10,000 and outside the Ordinary Course of Business;

(s)         any loan to, or any entrance into any other transaction with, any of its directors, officers, and employees either involving more than $1,000 individually or $5,000 in the aggregate;

(t)          the adoption, amendment, modification, or termination of any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken away any such action with respect to any other Employee Benefit Plan);

(u)         any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(v)         any increase in the base compensation of any of its directors, officers, and employees;

(w)         any charitable or other capital contribution in excess of $2,500;

(x)          any taking of other action or entrance into any other transaction other than in the Ordinary Course of Business, or entrance into any transaction with any insider of United, except as disclosed in this Agreement and the Disclosure Schedules;

(y)         any other event or occurrence that may have or could reasonably be expected to have a Material Adverse Effect on United (whether or not similar to any of the foregoing); or

(z)          any agreement or commitment, whether in writing or otherwise, to do any of the foregoing.

4.8        Tax Matters.

(a)         Except as set forth on Schedule 4.8:  (i) United and (ii) each other Person included in any consolidated or combined Tax Return and part of an affiliated group, within the meaning of Section 1504 of the Code, of which United is or has been a member (“United Tax Affiliate”), for the years that it was a United Tax Affiliate:

(i)          has timely paid or caused to be paid all Taxes required to be paid by it though the Agreement Date and as of the Closing Date (including any Taxes shown due on any Tax Return);

(ii)         has filed or caused to be filed in a timely and proper manner (within any applicable extension periods) all Tax Returns required to be filed by it with the appropriate Governmental Body in all jurisdictions in which such Tax Returns are required to be filed; and all tax returns filed on behalf of United and each United Tax Affiliate were complete and correct in all material respects; and

(iii)         has not requested or caused to be requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

(b)        United has previously delivered true, correct and complete copies of all Federal Tax Returns filed by or on behalf of United through the Agreement Date for the periods ending on or after December 31, 2007.

(c)         Except as set forth in Schedule 4.8(c):

(i)          since January 1, 2008, neither United nor any United Tax Affiliate (for the years that it was a United Tax Affiliate) has been notified by the IRS or any other Governmental Body that any issues have been raised (and no such issues are currently pending) by the IRS or any other Governmental Body in connection with any Tax Return filed by or on behalf of United or any United Tax Affiliate; there are no pending Tax audits and no waivers of statutes of limitations have been given or requested with respect to United or any United Tax Affiliate (for years that it was a United Tax Affiliate); no Tax liens have been filed against United or unresolved deficiencies or additions to Taxes have been proposed, asserted or assessed against United or any United Tax Affiliate (for the years that it was a United Tax Affiliate);

(ii)          full and adequate accrual has been made (A) on the United  Balance Sheet, and the books and records of United for all income taxes currently due and all accrued Taxes not yet due and payable by United for all periods ending on or prior to the United  Balance Sheet Date, and (B) on the books and records of United for all Taxes payable by United for all periods beginning after the United  Balance Sheet Date;

(iii)        United has not incurred any liability for Taxes from and after the United Balance Sheet Date other than Taxes incurred in the Ordinary Course of Business and consistent with past practices;

(iv)        United has not (A) made an election (or had an election made on its behalf by another person) to be treated as a “consenting corporation” under Section 341(f) of the Code or (B) a “personal holding company” within the meaning of Section 542 of the Code;

(v)         United has complied in all material respects with all Applicable Laws relating to the collection or withholding of Taxes (such as Taxes or withholding of Taxes from the wages of employees);

(vi)        United has no liability in respect of any Tax sharing agreement with any Person and all Tax sharing agreements to which United has been bound have been terminated;

(vii)       United has not incurred any liability to make any payments either alone or in conjunction with any other payments that:

(A)           shall be non-deductible under, or would otherwise constitute a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state local or foreign Applicable Law related to Taxes); or

(B)           are or may be subject to the imposition of an excise Tax under Section 4999 of the Code;

(viii)      United has not agreed to (nor has any other Person agreed to on its behalf) and is not required to make any adjustments or changes on, before or after the Closing Date, to its accounting methods pursuant to Section 481 of the Code, and the IRS has not proposed any such adjustments or changes in the accounting methods of United;

(ix)        no claim has been made within the last three (3) years by any taxing authority in a jurisdiction in which United does not file Tax Returns that United is or may be subject to taxation by that jurisdiction;

(x)         the consummation of the Merger will not trigger the realization or recognition of intercompany gain or income to United under the Federal consolidated return regulations with respect to Federal, state or local taxes; and

(xi)        United is not currently, nor has it been at any time during the previous five years, a “U.S. real property holding corporation” and, therefore, the Shares are not “U.S. real property interests,” as such terms are defined in Section 897 of the Code.

(d)         United is a C-corporation and has maintained its status as a C-corporation since its inception.

(e)         United is not and was not at any time since its inception a foreign corporation, foreign partnership, foreign trust or foreign estate, as those terms are defined in the Code or the regulations issued thereunder; neither the United Common Stock nor the United Preferred Stock constitutes a “United States real property interest” within the meaning of Sections 897(c) or 1445 of the Code or the regulations issued thereunder; none of the United Stockholders or United Optionholders is a foreign person as that term is defined in the Code or the regulations issued thereunder; and neither Parent nor Merger Sub will be required to withhold Taxes from any portion of the Merger Consideration on the grounds that one or more of the United Stockholders or United Optionholders is a foreign person, as that term is defined in the Code or the regulations issued thereunder.

4.9        Title to Assets.  Except as disclosed on Schedule 4.9, United has good and marketable title to, or a valid leasehold interest in, the properties and assets owned or leased and used by it to operate the Business in the manner presently operated by United, as reflected in the United Financial Information.

4.10      Real Property.  United does not own or hold an ownership interest in any Real Property.

4.11      Leased Real Property.  Schedule 4.11 contains a correct legal description, street address and tax parcel identification number of all tracts, parcels and subdivided lots in which United has a leasehold interest and an accurate description (by location, name of lessor, date of lease and term expiration date) of all Real Property Leases pursuant to which United has a leasehold interest.

4.12      Condition of Facilities.

(a)           Use of the Real Property of United for the various purposes for which it is presently being used is permitted as of right under all Applicable Laws related to zoning and is not subject to “permitted nonconforming” use or structure classifications.  All Improvements are in material compliance with all Applicable Laws, including those pertaining to zoning, building and the disabled, are in good repair and in good condition, ordinary wear and tear excepted, and are free from latent and patent defects.  No part of any Improvement encroaches on any real property not included in the Real Property of United, and there are no buildings, structures, fixtures or other Improvements primarily situated on adjoining property which encroach on any part of the Land.

(b)           Each item of Tangible Personal Property is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the Ordinary Course of Business and is free from latent and patent defects.  No item of Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business.  Except as disclosed in Schedule 4.12(b), all Tangible Personal Property used in the Business is in the possession of United or Promark.

4.13      United Intellectual Property.

(a)           United owns, or is licensed or otherwise possesses legal enforceable rights to use all: (i) trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) patentable inventions, technology, computer programs and software (including password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data) and all applications and patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions; (iii) trade secrets, including confidential and other non-public information (iv) copyrights in writings, designs, software programs, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (v) databases and all database rights; and (vi) Internet web sites, domain names and applications and registrations pertaining thereto (collectively, “United Intellectual Property”) that are used in the Business except for any such failures to own, be licensed or process that would not be reasonably likely to have a Material Adverse Effect.

(b)           Except as may be evidenced by patents issued after the Agreement Date, there are no conflicts with or infringements of any material United Intellectual Property by any third party and the conduct of the Business as currently conducted does not conflict with or infringe any proprietary right of a third party.

(c)           Schedule 4.13(c) sets forth a complete list of all patents, registrations and applications pertaining to the United Intellectual Property owned by United.  Except as set forth on Schedule 4.13(c), all such United Intellectual Property listed is owned by United, free and clear of liens or Encumbrances of any nature.

(d)           Schedule 4.13(d) sets forth a complete list of all material licenses, sublicenses and other agreements in which United has granted rights to any person to use the United Intellectual Property.  United will not, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, be in Breach of any license, sublicense or other agreement relating to the United Intellectual Property.

(e)           United owns or has the right to use all software currently used in and material to the Business.

4.14      Affiliate Transactions.  Except as set forth on Schedule 4.14, no officer, director, or employee of United or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent (1%) of the stock of which is beneficially owned by any of such persons), has any agreement with United or any interest in any of their property of any nature, used in or pertaining to the Business (other than the ownership of capital stock of the corporation as disclosed in Section 4.3).  None of the foregoing Persons has any direct or indirect interest in any competitor, supplier or customer of United or in any Person from whom or to whom United leases any property or transacts business of any nature.

4.15      Contracts.  Schedule 4.15 is a true, complete and accurate list of all written Contracts executed by an officer or duly authorized employee of United or to which United is a party either:

(a)           involving more than $10,000, or

(b)           in the nature of a collective bargaining agreement, employment agreement, or severance agreement with any of its directors, officers and employees.

United has or will deliver prior to Closing to Parent a correct and complete copy of each Contract listed in Schedule 4.15 (the “United Contracts”).  Except as disclosed in Schedule 4.15: (i) United has fully complied with all material terms of the United Contracts; (ii) to the Knowledge of United, other parties to the United Contracts have fully complied with the terms of the United Contracts; and (iii) there are no disputes or complaints with respect to, nor has United received any written notices that any other party to, the United Contracts is terminating, intends to terminate or is considering terminating, any of the United Contracts listed or required to be listed in Schedule 4.15.

4.16      Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of United.

4.17      Litigation.

(a)         Except as set forth in Schedule 4.17(a), there is no pending or, to the Knowledge of United, threatened Proceeding:

(i)           by or against United or that otherwise relates to or may affect the Business which, if adversely determined, would have a Material Adverse Effect; or

(ii)          that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger.

To the Knowledge of United, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.  United has delivered to Parent copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Schedule 4.17(a).  There are no Proceedings listed or required to be listed in Schedule 4.17(a) that could reasonably be expected to have a Material Adverse Effect.

(b)         Except as set forth in Schedule 4.17(b):

(i)           there is no material Order to which United or the Business is subject; and

(ii)          to the Knowledge of United, no officer, director, agent or employee of United is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Business.

(c)         Except as set forth in Schedule 4.17(c):

(i)           United has been and is in compliance with all of the terms and requirements of each Order to which it or the Business is or has been subject;

(ii)         No event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which United or the Business is subject; and

(iii)         United has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which United or the Business is subject.

4.18      Employee Benefits.

(a)           Schedule 4.18 lists all material (i) Employee Benefit Plans of United, (ii) bonus, stock option, stock purchase, stock appreciation right, incentive, deferred compensation, supplemental retirement, severance, and fringe benefit plans, programs, policies or arrangements, and (iii) employment or consulting agreements, for the benefit of, or relating to, any current or former employee (or any beneficiary thereof) of United, in the case of a plan described in (i) or (ii) above, that is currently maintained by United or with respect to which United has an obligation to contribute, and in the case of an agreement described in (iii) above, that is currently in effect (the “United Employee Plans”).  United has heretofore made available to Parent true and complete copies of the United Employee Plans and any amendments thereto, any related trust, insurance contract, summary plan description, and, to the extent required under ERISA or the Code, the most recent annual report on Form 5500 and summaries of material modifications.

(b)           Except as set forth on Schedule 4.18(b), no United Employee Plan is (1) a “multiemployer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA, (2) a “multiple employer plan” within the meaning of Section 3(40) of ERISA or Section 413(c) of the Code, or (3) is subject to Title IV of ERISA or Section 412 of the Code.

(c)           Except as set forth on Schedule 4.18(c), there is no Proceeding pending or, to the Knowledge of United, threatened against the assets of any United Employee Plan or, with respect to any United Employee Plan, against United other than Proceedings that would not reasonably be expected to result in a Material Adverse Effect, and, to the Knowledge of United there, is no Proceeding pending or threatened in writing against any fiduciary of any United Employee Plan other than Proceedings that would not reasonably be expected to result in a Material Adverse Effect.

(d)           Each of the United Employee Plans has been operated and administered in all material respects in accordance with its terms and applicable law, including, but not limited to, ERISA and the Code.

(e)           Each of the United Employee Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination, notification, or opinion letter from the IRS.

(f)           Except as set forth on Schedule 4.18(f), no director, officer, or employee of United will become entitled to retirement, severance or similar benefits or to enhanced or accelerated benefits (including any acceleration of vesting or lapsing of restrictions with respect to equity-based awards) under any United Employee Plan solely as a result of consummation of the Merger.

4.19      Banking Relationships.  Schedule 4.19 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which United maintains safe deposit boxes or accounts of any nature and the names of all persons authorized to have access thereto, draw thereon or make withdrawals therefrom.

4.20      Insurance.  Schedule 4.20 is an accurate and complete description of all policies of insurance of any kind or nature, including, but not limited to, fire, liability, workmen’s compensation and other forms of insurance owned or held by or covering United or all or any portion of its property and assets.

4.21      Employees.

(a)           Schedule 4.21 contains a complete and accurate list of each employee of United, including each employee on leave of absence or layoff status, and such employee’s name, job title, date of hiring or engagement, date of commencement of employment or engagement, current compensation paid or payable, and service credited for purposes of vesting and eligibility to participate under any United Employee Plan, or any other employee or director benefit plan.

(b)           To the Knowledge of United, no officer, director, agent, employee, consultant, or contractor of United is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Business or (ii) to assign to United or to any other Person any rights to any invention, improvement, or discovery.  No former or current employee of United is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of United or Parent to conduct the Business as heretofore carried on by United.

4.22      Labor Relations.  United is not a party to any collective bargaining or similar agreement.  To the Knowledge of United, there are no strikes, work stoppages, unfair labor practice charges or grievances pending or threatened against United by any employee of United or any other Person or entity.  United believes that its relationship with its employees is good.

4.23      Legal Compliance.

(a)           To the Knowledge of United, United is in material compliance with all Applicable Laws (including rules and regulations thereunder) of any Governmental Bodies having jurisdiction over United, including any requirements relating to antitrust, consumer protection, currency exchange, equal opportunity, health, occupational safety, pension and securities matters.

(b)           Schedule 4.23(b) contains a complete and accurate list of each Governmental Authorization that is held by United or that otherwise relates to the Business.  Each Governmental Authorization listed or required to be listed in Schedule 4.23(b) is valid and in full force and effect.  The Governmental Authorizations listed in Schedule 4.23(b) collectively constitute all of the Governmental Authorizations necessary to permit United to lawfully conduct and operate the Business.

4.24      Brokers’ Fees.  United has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Merger for which United, Parent or Merger Sub could become liable or obligated.

4.25      Undisclosed Liabilities.  To the Knowledge of United, it has no liability (and to the Knowledge of United, there is no basis for any present or future Proceeding, charge, complaint, claim, or demand against any of them giving rise to any liability), except for

(i)           liabilities reflected or reserved against in the United  Balance Sheet; or

(ii)          liabilities which have arisen in the Ordinary Course of Business since the date of the United  Balance Sheet.

4.26      Disclosure.  The representations and warranties of United contained in this Agreement or in any Exhibits hereto do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein or in such Exhibits not misleading.

ARTICLE V.  REPRESENTATIONS AND WARRANTIES OF PROMARK

As a material inducement for Parent and Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, each of United and Promark, jointly and severally, makes the following representations and warranties as of the Agreement Date and through and including the Closing Date, each of which is relied upon by Parent and Merger Sub, regardless of any investigation made or information obtained by Parent or Merger Sub (unless and to the extent specifically and expressly waived in writing by Parent or Merger Sub on or before the Closing Date):

5.1        Organization and Good Standing

(a)           Promark is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Promark is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification and the failure to be so qualified would have a Material Adverse Effect on Promark.  Schedule 5.1(a) contains a complete and accurate list of every jurisdiction in which Promark is qualified to do business.

(b)          Promark has no subsidiaries. United owns all of the issued and outstanding capital stock of Promark. Promark does not own any shares of capital stock or other securities of any other Person, other than as set forth on Schedule 5.1(b).

5.2        Corporate Documents  Schedule 5.2 shall consist of true and correct copies of:

(i)           the Governing Documents, as amended, corrected and restated from time to time, of Promark; and

(ii)          the minute book of Promark containing the existing records of certain Proceedings, Consents, actions and meetings of the shareholders and Board of Directors of Promark.

5.3        Capitalization of Promark.  All of Promark’s issued and outstanding shares of common stock have been duly authorized, are validly issued, fully paid and non-assessable, and are held of record by United. There are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights, registration rights or other agreements or commitments to which Promark is a party or which are binding upon Promark providing for the issuance, disposition or acquisition of any of its capital stock, nor any outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Promark.

5.4        Authorization of Transaction.  Promark has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  At the Effective Time, this Agreement shall be duly and validly authorized by all necessary action on the part of Promark in accordance with Applicable Laws and Promark’s Governing Documents.  This Agreement constitutes the valid and legally binding obligation of Promark, enforceable in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally.  The Board of Directors of Promark (the “Promark Board”) has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the transactions contemplated hereby.

5.5        Noncontravention.  Neither the execution of this Agreement, nor the delivery of this Agreement, nor Promark’s performance of its obligations under this Agreement by Promark will:

(a)          violate any Applicable Law, Order, stipulation, charge or other restriction of any Governmental Body to which Promark is subject or any provision of its Governing Documents; or

(b)          except as disclosed on Schedule 5.5(b), conflict with, result in a Breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which Promark is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, Breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a Material Adverse Effect on the financial condition of Promark or on the ability of the Parties to consummate the Merger.

5.6        Promark Financial Information.  Schedule 5.6 shall include the following financial information (collectively, the “Promark Financial Information”):

(a)          audited balance sheets and statements of income, changes in stockholders’ equity and cash flow, as of and for the fiscal years ended June 30, 2010; June 30, 2009; June 30, 2009; and

(b)          unaudited balance sheets and statements of income, changes in stockholders’ equity and cash flow as of and for seven (7) months ended January 31, 2011 (the “Promark Balance Sheet”) for Promark.  The Promark Financial Information presents fairly the financial condition of Promark as of such dates and the results of operations of Promark for such periods, in accordance with GAAP and are consistent with the books and records of Promark (which books and records are correct and complete in all material respects).

5.7        Events Subsequent to Promark Balance Sheet.  Since the date of the Promark Balance Sheet, and except as disclosed on Schedule 5.7, there has not been, occurred or arisen, with respect to United:

(a)          any change or amendment in its Governing Documents;

(b)          any reclassification, split up or other change in, or amendment of or modification to, the rights of the holders of any of its capital stock;

(c)          except as set forth on Schedule 5.7(c), any direct or indirect redemption, purchase or acquisition by any Person of any of its capital stock or of any interest in or right to acquire any such stock;

(d)          any issuance, sale, or other disposition of any capital stock, or any grant of any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any capital stock;

(e)          except as set forth on Schedule 5.7(e), any declaration, set aside, or payment of any dividend or any distribution with respect to its capital stock (whether in cash or in kind) or any redemption, purchase, or other acquisition of any of its capital stock;

(f)           the organization of any Subsidiary or the acquisition of any shares of capital stock by any Person or any equity or ownership interest in any business;

(g)          any damage, destruction or loss of any of the its properties or assets whether or not covered by insurance;

(h)          any sale, lease, transfer, or assignment of any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(i)            the execution of, or any other commitment to any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the Ordinary Course of Business;

(j)           except as set forth on Schedule 5.7(j) any acceleration, termination, modification, or cancellation of any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $10,000 to which it is a party or by which it is bound;

(k)          any Security Interest or Encumbrance imposed upon any of its assets, tangible or intangible;

(l)           any grant of any license or sublicense of any rights under or with respect to any Promark Intellectual Property;

(m)         any sale, assignment or transfer (including transfers to any employees, affiliates or shareholders) of any Promark Intellectual Property;

(n)          any capital expenditure (or series of related capital expenditures) involving more than $10,000 and outside the Ordinary Course of Business;

(o)          except as set forth on Schedule 5.7(o), any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) involving more than $10,000 and outside the Ordinary Course of Business;

(p)          except as set forth on Schedule 5.7(p), any issuance of any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $10,000;

(q)          any delay or postponement of the payment of accounts payable or other liabilities, other than those being contested in good faith as set forth in Schedule 5.7(q);

(r)           any cancellation, compromise, waiver, or release of any right or claim (or series of related rights and claims) involving more than $10,000 and outside the Ordinary Course of Business;

(s)           any loan to, or any entrance into any other transaction with, any of its directors, officers, and employees either involving more than $1,000 individually or $5,000 in the aggregate;

(t)          the adoption, amendment, modification, or termination of any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken away any such action with respect to any other Employee Benefit Plan);

(u)         any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(v)         any increase in the base compensation of any of its directors, officers, and employees;

(w)         any charitable or other capital contribution in excess of $2,500;

(x)         any taking of other action or entrance into any other transaction other than in the Ordinary Course of Business, or entrance into any transaction with any insider of Promark, except as disclosed in this Agreement and the Disclosure Schedules;

(y)         any other event or occurrence that may have or could reasonably be expected to have a Material Adverse Effect on Promark (whether or not similar to any of the foregoing); or

(z)         any agreement or commitment, whether in writing or otherwise, to do any of the foregoing.

5.8        Tax Matters.

(a)         Except as set forth on Schedule 5.8:  (i) Promark and (ii) each other Person included in any consolidated or combined Tax Return and part of an affiliated group, within the meaning of Section 1504 of the Code, of which Promark is or has been a member (“Promark Tax Affiliate”), for the years that it was a Promark Tax Affiliate:

(i)           has timely paid or caused to be paid all Taxes required to be paid by it though the Agreement Date and as of the Closing Date (including any Taxes shown due on any Tax Return);

(ii)          has filed or caused to be filed in a timely and proper manner (within any applicable extension periods) all Tax Returns required to be filed by it with the appropriate Governmental Body in all jurisdictions in which such Tax Returns are required to be filed; and all tax returns filed on behalf of Promark and each Promark Tax Affiliate were complete and correct in all material respects; and

(iii)         has not requested or caused to be requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

(b)         Promark has previously delivered true, correct and complete copies of all Federal Tax Returns filed by or on behalf of Promark through the Agreement Date for the periods ending on or after December 31, 2007.

(c)         Except as set forth in Schedule 5.8(c):

(i)          since January 1, 2008, neither Promark nor any Promark Tax Affiliate (for the years that it was a Promark Tax Affiliate) has been notified by the IRS or any other Governmental Body that any issues have been raised (and no such issues are currently pending) by the IRS or any other Governmental Body in connection with any Tax Return filed by or on behalf of Promark or any Promark Tax Affiliate; there are no pending Tax audits and no waivers of statutes of limitations have been given or requested with respect to Promark or any Promark Tax Affiliate (for years that it was a Promark Tax Affiliate); no Tax liens have been filed against Promark or unresolved deficiencies or additions to Taxes have been proposed, asserted or assessed against Promark or any Promark Tax Affiliate (for the years that it was a Promark Tax Affiliate);

(ii)          full and adequate accrual has been made (A) on the Promark  Balance Sheet, and the books and records of Promark for all income taxes currently due and all accrued Taxes not yet due and payable by Promark for all periods ending on or prior to the Promark  Balance Sheet Date, and (B) on the books and records of Promark for all Taxes payable by Promark for all periods beginning after the Promark  Balance Sheet Date;

(iii)        Promark has not incurred any liability for Taxes from and after the Promark Balance Sheet Date other than Taxes incurred in the Ordinary Course of Business and consistent with past practices;

(iv)        Promark has not (A) made an election (or had an election made on its behalf by another person) to be treated as a “consenting corporation” under Section 341(f) of the Code or (B) a “personal holding company” within the meaning of Section 542 of the Code;

(v)         Promark has complied in all material respects with all Applicable Laws relating to the collection or withholding of Taxes (such as Taxes or withholding of Taxes from the wages of employees);

(vi)        Promark has no liability in respect of any Tax sharing agreement with any Person and all Tax sharing agreements to which Promark has been bound have been terminated;

(vii)       Promark has not incurred any liability to make any payments either alone or in conjunction with any other payments that:

(A)           shall be non-deductible under, or would otherwise constitute a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state local or foreign Applicable Law related to Taxes); or

(B)           are or may be subject to the imposition of an excise Tax under Section 4999 of the Code;

(viii)       Promark has not agreed to (nor has any other Person agreed to on its behalf) and is not required to make any adjustments or changes on, before or after the Closing Date, to its accounting methods pursuant to Section 481 of the Code, and the IRS has not proposed any such adjustments or changes in the accounting methods of Promark;

(ix)         no claim has been made within the last three (3) years by any taxing authority in a jurisdiction in which Promark does not file Tax Returns that Promark is or may be subject to taxation by that jurisdiction;

(x)          the consummation of the Merger will not trigger the realization or recognition of intercompany gain or income to Promark under the Federal consolidated return regulations with respect to Federal, state or local taxes; and

(xi)         Promark is not currently, nor has it been at any time during the previous five years, a “U.S. real property holding corporation” and, therefore, the Shares are not “U.S. real property interests,” as such terms are defined in Section 897 of the Code.

(d)         Promark is a C-corporation and has maintained its status as a C-corporation since its inception.

(e)         Promark is not and was not at any time since its inception a foreign corporation, foreign partnership, foreign trust or foreign estate, as those terms are defined in the Code or the regulations issued thereunder.

5.9        Title to Assets.  Except as disclosed on Schedule 5.9, Promark has good and marketable title to, or a valid leasehold interest in, the properties and assets owned or leased and used by it to operate the Business in the manner presently operated by Promark, as reflected in the Promark Financial Information.

5.10      Real Property.  Promark does not own or hold an ownership interest in any Real Property.

5.11      Leased Real Property.  Schedule 5.11 contains a correct legal description, street address and tax parcel identification number of all tracts, parcels and subdivided lots in which Promark has a leasehold interest and an accurate description (by location, name of lessor, date of lease and term expiration date) of all Real Property Leases pursuant to which Promark has a leasehold interest.

5.12      Condition of Facilities.

(a)           Use of the Real Property of Promark for the various purposes for which it is presently being used is permitted as of right under all Applicable Laws related to zoning and is not subject to “permitted nonconforming” use or structure classifications.  All Improvements are in material compliance with all Applicable Laws, including those pertaining to zoning, building and the disabled, are in good repair and in good condition, ordinary wear and tear excepted, and are free from latent and patent defects.  No part of any Improvement encroaches on any real property not included in the Real Property of Promark, and there are no buildings, structures, fixtures or other Improvements primarily situated on adjoining property which encroach on any part of the Land.

(b)           Each item of Tangible Personal Property is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the Ordinary Course of Business and is free from latent and patent defects.  No item of Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business.  Except as disclosed in Schedule 5.12(b), all Tangible Personal Property used in the Business is in the possession of Promark or its subsidiary Promark.

5.13      Promark Intellectual Property.

(a)           Promark owns, or is licensed or otherwise possesses legal enforceable rights to use all: (i) trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) patentable inventions, technology, computer programs and software (including password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data) and all applications and patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions; (iii) trade secrets, including confidential and other non-public information (iv) copyrights in writings, designs, software programs, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (v) databases and all database rights; and (vi) Internet web sites, domain names and applications and registrations pertaining thereto (collectively, “Promark Intellectual Property”) that are used in the Business except for any such failures to own, be licensed or process that would not be reasonably likely to have a Material Adverse Effect.

(b)           Except as may be evidenced by patents issued after the Agreement Date, there are no conflicts with or infringements of any material Promark Intellectual Property by any third party and the conduct of the Business as currently conducted does not conflict with or infringe any proprietary right of a third party.

(c)           Schedule 5.13(c) sets forth a complete list of all patents, registrations and applications pertaining to the Promark Intellectual Property owned by Promark.  Except as set forth on Schedule 5.13(c), all such Promark Intellectual Property listed is owned by Promark, free and clear of liens or Encumbrances of any nature.

(d)           Schedule 5.13(d) sets forth a complete list of all material licenses, sublicenses and other agreements in which Promark has granted rights to any person to use the Promark Intellectual Property.  Promark will not, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, be in Breach of any license, sublicense or other agreement relating to the Promark Intellectual Property.

(e)           Promark owns or has the right to use all software currently used in and material to the Business.

5.14      Affiliate Transactions.  Except as set forth on Schedule 5.14, no officer, director, or employee of Promark or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent (1%) of the stock of which is beneficially owned by any of such persons), has any agreement with Promark or any interest in any of their property of any nature, used in or pertaining to the Business (other than the ownership of capital stock of the corporation as disclosed in Section 4.3).  None of the foregoing Persons has any direct or indirect interest in any competitor, supplier or customer of Promark or in any Person from whom or to whom Promark leases any property or transacts business of any nature.

5.15      Contracts.  Schedule 5.15 is a true, complete and accurate list of all written Contracts executed by an officer or duly authorized employee of Promark or to which Promark is a party (other than those Contracts addressed in Sections 5.27, 5.28, and 5.29 below) which either:

(a)           involving more than $10,000, or

(b)           in the nature of a collective bargaining agreement, employment agreement, or severance agreement with any of its directors, officers and employees.

Promark has or will deliver prior to Closing to Parent a correct and complete copy of each Contract listed in Schedule 5.15 (the “Promark Contracts”).  Except as disclosed in Schedule 5.15: (i) Promark has fully complied with all material terms of the Promark Contracts; (ii) to the Knowledge of Promark, other parties to the Promark Contracts have fully complied with the terms of the Promark Contracts; and (iii) there are no disputes or complaints with respect to, nor has Promark received any written notices that any other party, to the Promark Contracts is terminating, intends to terminate or is considering terminating, any of the Promark Contracts listed or required to be listed in Schedule 5.15.

5.16      Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of Promark.

5.17      Litigation.

(a)         Except as set forth in Schedule 5.17(a), there is no pending or, to the Knowledge of Promark, threatened Proceeding:

(i)           by or against Promark or that otherwise relates to or may affect the Business which, if adversely determined, would have a Material Adverse Effect; or

(ii)          that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger.

To the Knowledge of Promark, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.  Promark has delivered to Parent copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Schedule 5.17(a).  There are no Proceedings listed or required to be listed in Schedule 5.17(a) that could reasonably be expected to have a Material Adverse Effect.

(b)         Except as set forth in Schedule 5.17(b):

(i)           there is no material Order to which Promark or the Business is subject; and

(ii)          to the Knowledge of Promark, no officer, director, agent or employee of Promark is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Business.

(c)         Except as set forth in Schedule 5.17(c):

(i)           Promark has been and is in compliance with all of the terms and requirements of each Order to which it or the Business is or has been subject;

(ii)          No event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Promark or the Business is subject; and

(iii)         Promark has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which Promark or the Business is subject.

5.18      Employee Benefits.

(a)           Schedule 5.18 lists all material (i) Employee Benefit Plans of Promark, (ii) bonus, stock option, stock purchase, stock appreciation right, incentive, deferred compensation, supplemental retirement, severance, and fringe benefit plans, programs, policies or arrangements, and (iii) employment or consulting agreements, for the benefit of, or relating to, any current or former employee (or any beneficiary thereof) of Promark, in the case of a plan described in (i) or (ii) above, that is currently maintained by Promark or with respect to which Promark has an obligation to contribute, and in the case of an agreement described in (iii) above, that is currently in effect (the “Promark Employee Plans”).  Promark has heretofore made available to Parent true and complete copies of the Promark Employee Plans and any amendments thereto, any related trust, insurance contract, summary plan description, and, to the extent required under ERISA or the Code, the most recent annual report on Form 5500 and summaries of material modifications.

(b)           Except as set forth on Schedule 5.18(b), no Promark Employee Plan is (1) a “multiemployer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA, (2) a “multiple employer plan” within the meaning of Section 3(40) of ERISA or Section 413(c) of the Code, or (3) is subject to Title IV of ERISA or Section 412 of the Code.

(c)           Except as set forth on Schedule 5.18(c), there is no Proceeding pending or, to the Knowledge of Promark, threatened against the assets of any Promark Employee Plan or, with respect to any Promark Employee Plan, against Promark other than Proceedings that would not reasonably be expected to result in a Material Adverse Effect, and, to the Knowledge of Promark, there is no Proceeding pending or threatened in writing against any fiduciary of any Promark Employee Plan other than Proceedings that would not reasonably be expected to result in a Material Adverse Effect.

(d)           Each of the Promark Employee Plans has been operated and administered in all material respects in accordance with its terms and applicable law, including, but not limited to, ERISA and the Code.

(e)           Each of the Promark Employee Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination, notification, or opinion letter from the IRS.

(f)           Except as set forth on Schedule 5.18(f), no director, officer, or employee of Promark will become entitled to retirement, severance or similar benefits or to enhanced or accelerated benefits (including any acceleration of vesting or lapsing of restrictions with respect to equity-based awards) under any Promark Employee Plan solely as a result of consummation of the Merger.

5.19      Banking Relationships.  Schedule 5.19 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which Promark maintains safe deposit boxes or accounts of any nature and the names of all persons authorized to have access thereto, draw thereon or make withdrawals therefrom.

5.20      Insurance.  Schedule 5.20 is an accurate and complete description of all policies of insurance of any kind or nature, including, but not limited to, fire, liability, workmen’s compensation and other forms of insurance owned or held by or covering Promark or all or any portion of its property and assets.

5.21      Employees.

(a)           Schedule 5.21 contains a complete and accurate list of each employee of Promark, including each employee on leave of absence or layoff status, and such employee’s name, job title, date of hiring or engagement, date of commencement of employment or engagement, current compensation paid or payable, and service credited for purposes of vesting and eligibility to participate under any Promark Employee Plan, or any other employee or director benefit plan.

(b)           To the Knowledge of Promark, no officer, director, agent, employee, consultant, or contractor of Promark is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Business or (ii) to assign to Promark or to any other Person any rights to any invention, improvement, or discovery.  No former or current employee of Promark is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Promark or Parent to conduct the Business as heretofore carried on by Promark.

5.22      Labor Relations.  Promark is not a party to any collective bargaining or similar agreement.  To the Knowledge of Promark, there are no strikes, work stoppages, unfair labor practice charges or grievances pending or threatened against Promark by any employee of Promark or any other Person or entity.  Promark believes that its relationship with its employees is good.

5.23      Legal Compliance.

(a)           To the Knowledge of Promark, Promark is in material compliance with all Applicable Laws (including rules and regulations thereunder) of any Governmental Bodies having jurisdiction over Promark, including any requirements relating to antitrust, consumer protection, currency exchange, equal opportunity, health, occupational safety, pension and securities matters.

(b)           Schedule 5.23(b) contains a complete and accurate list of each Governmental Authorization that is held by Promark or that otherwise relates to the Business.  Each Governmental Authorization listed or required to be listed in Schedule 5.23(b) is valid and in full force and effect.  The Governmental Authorizations listed in Schedule 5.23(b) collectively constitute all of the Governmental Authorizations necessary to permit Promark to lawfully conduct and operate the Business.

5.24      Brokers’ Fees.  Promark has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Merger for which Promark, Parent or Merger Sub could become liable or obligated.

5.25      Undisclosed Liabilities.  To the Knowledge of Promark, it has no liability (and to the Knowledge of Promark, there is no basis for any present or future Proceeding, charge, complaint, claim, or demand against any of them giving rise to any liability), except for

(i)           liabilities reflected or reserved against in the Promark  Balance Sheet; or

(ii)          liabilities which have arisen in the Ordinary Course of Business since the date of the Promark  Balance Sheet.

5.26      Disclosure.  The representations and warranties of Promark contained in this Agreement or in any Exhibits hereto do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein or in such Exhibits not misleading.

5.27      Contracts with Manufacturers or Distributors.  Promark has provided Parent with a copy of all of Promark’s Contracts with manufacturers and Promark’s Contracts with distributors, under which Promark is permitted to sell to resellers and/or end users the products and services manufactured by the manufacturers whose products and services Promark sells in connection with its Business, and the products and services distributed by the distributors whose products and services Promark sells in connection with its Business (hereinafter, the “Promark Contracts with Manufacturers or Distributors”).  Except as disclosed in Schedule 5.27: (i) Promark has fully complied with all material terms of the Promark Contracts with Manufacturers or Distributors; (ii) to the Knowledge of Promark, other parties to the Promark Contracts with Manufacturers or Distributors have fully complied with the terms of the Promark Contracts with Manufacturers or Distributors; and (iii) there are no disputes or complaints with respect to nor has Promark received any written notices that any other party to the Promark Contracts with Manufacturers or Distributors is terminating, intends to terminate or is considering terminating, any of the Promark Contracts with Manufacturers or Distributors.

5.28      Contracts with Resellers.  Promark has provided Parent with a copy of all of Promark’s Contracts with resellers, who resell the products and services manufactured by the manufacturers whose products and services Promark sells to resellers in connection with its Business, and the products and services distributed by the distributors whose products and services Promark sells to resellers in connection with its Business (hereinafter, the “Promark Contracts with Resellers”).  Except as disclosed in Schedule 5.28: (i) Promark has fully complied with all material terms of the Promark Contracts with Resellers; (ii) to the Knowledge of Promark, other parties to the Promark Contracts with Resellers have fully complied with the terms of the Promark Contracts with Resellers; and (iii) there are no disputes or complaints with respect to, nor has Promark received any written notices that any other party to, the Promark Contracts with Resellers is terminating, intends to terminate or is considering terminating, any of the Promark Contracts with Resellers.

5.29      Government Contracts.  Promark has provided Parent with a copy of: (a) Promark’s   U.S. General Services Administration Schedule 70 GSA Schedule Contract (the “GSA Schedule”); and (b) Promark’s Contracts with the States of Texas, Ohio, Florida, and California, under which Promark is permitted  to sell to or through said state governments the products and services manufactured by the manufacturers whose products and services Promark sells in connection with its Business, and is permitted to sell to or through said state governments the products and services distributed by the distributors whose products and services Promark sells in connection with its Business (collectively, the “State Contracts”). Except as disclosed in Schedule 5.29: (i) Promark and, to the Knowledge of Promark, its authorized resellers have complied in all material respects with all material terms of the GSA Schedule and the State Contracts; (ii) to the Knowledge of Promark, other parties to the GSA Schedule and the State Contracts have fully complied with the terms of the GSA Schedule and the State Contracts;  (iii) there are no disputes or complaints with respect to, nor has Promark received any written notices that any other party to the GSA Schedule or the State Contracts is terminating, intends to terminate or is considering terminating, any of the GSA Schedule or any of the State Contracts; (iv) Promark is current with all payments of Industrial Funding Fees , also known as IFF, owing to the US General Services Administration; (v) Promark is current with all payments of fees analogous to Industrial Funding Fees owing to any of said state governments (if any such fees are levied); (vi) Promark has not been debarred or suspended by the United States Government in connection with the GSA Schedule; (vii) Promark has not been debarred or suspended by any of the state governments in connection with the State Contracts; (viii) to the Knowledge of Promark, there is no reason it would currently or with the passage of time be debarred or suspended by the United States Government in connection with the GSA Schedule; (ix) to the Knowledge of Promark, there is no reason it would currently or with the passage of time be debarred or suspended by any of the state governments in connection with the State Contracts; and (x) Promark has not in the past, and is not currently, engaging in any organizational conflicts of interest under the GSA Schedule or the State Contracts.

ARTICLE VI.  REPRESENTATIONS AND WARRANTIES
OF UNITED STOCKHOLDERS

As a material inducement for Parent, Merger Sub, United, and Promark to enter into this Agreement and to consummate the transactions contemplated hereby, each of the United Stockholders, severally and not jointly, for himself only, makes the following representations and warranties as of the Agreement Date and through and including the Closing Date, each of which is relied upon by Parent, Merger Sub, United, and Promark, regardless of any investigation made or information obtained by Parent, Merger Sub, United, or Promark (unless and to the extent specifically and expressly waived in writing by Parent, Merger Sub, United, or Promark on or before the Closing Date):

6.1        Authorization of Transaction.  Such United Stockholder has full power and authority to execute and deliver this Agreement and to perform his or her obligations hereunder.  At the Effective Time, this Agreement shall be duly and validly authorized by all necessary action on the part of each of the United Stockholder in accordance with Applicable Laws. This Agreement constitutes the valid and legally binding obligation of such United Stockholder, enforceable in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally.

6.2        Noncontravention.  Neither the execution of this Agreement, nor the delivery of this Agreement, nor the performance of his or her obligations under this Agreement by such United Stockholder will:

(a)           violate any Applicable Law, Order, stipulation, charge or other restriction of any Governmental Body to which such United Stockholder is subject; or

(b)           except as disclosed on Schedule 5.5(b), conflict with, result in a Breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which such United Stockholder is a party or by which he or she is bound or to which any of his or her assets is subject (or result in the imposition of any Security Interest upon any of the Shares), except where the violation, conflict, Breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a Material Adverse Effect on the ability of such United Stockholder to consummate the Merger.

6.3        Title to Shares.  Such United Stockholder has good and marketable title to the Shares owned by him or her, free and clear of all liens and encumbrances, fully paid and non-assessable. Such United Stockholder is the legal and beneficial owner of all of the Shares owned by him or her.

6.4        Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of such United Stockholder.

6.5        Litigation.

(a)         There is no pending or, to the knowledge of such United Stockholder, threatened Proceeding:

(i)           by or against such United Stockholder that would have a Material Adverse Effect on the Merger; or

(ii)          that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger.

To the Knowledge of such United Stockholder, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

6.6        Disclosure.  The representations and warranties of such United Stockholder contained in this Agreement or in any Exhibits hereto do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein or in such Exhibits not misleading.

6.7        Not a Foreign Person. Such United Stockholder is not a foreign person as that term is defined in the Code or the regulations issued thereunder; is not required to have Taxes withheld from that portion of the Merger Consideration payable to such United Stockholder, pursuant to Section 1445 of the Code; and will execute and deliver to the Escrow Agent a FIRPTA affidavit, in a form acceptable to Parent, prior to Escrow Agent’s disbursement of that portion of the Merger Consideration payable to such United Stockholder.

ARTICLE VII.  REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

As a material inducement for United, Promark, and the United Stockholders to enter into this Agreement and to consummate the transactions contemplated hereby, Parent and Merger Sub hereby jointly and severally make the following representations and warranties as of the Agreement Date and through and including the Closing Date,  each of which is relied upon by United, Promark and the United Stockholders, regardless of any investigation made or information obtained by United, Promark, or the United Stockholders (unless and to the extent specifically and expressly waived in writing by United, Promark, or the United Stockholders on or before the Closing Date):

7.1        Representations of Parent Concerning the Transaction.

(a)         Organization and Good Standing.

(i)           Except as set forth in Schedule 7.1(a)(i), Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification and the failure to be so qualified would have a Material Adverse Effect on Parent. Schedule 7.1(a)(i) contains a complete and accurate list of every jurisdiction in which Parent is qualified to do business.

(ii)          Parent has the following Subsidiaries: Iceweb Online, Inc., a Virginia corporation; Iceweb Storage Corporation, a Virginia corporation; and Cloud Storage Holdings, Inc. a Virginia corporation. Parent owns all of the issued and outstanding capital stock of said Subsidiaries. Parent does not own any shares of capital stock or other securities of any other Person other than said Subsidiaries, other than as set forth on Schedule 7.1(a)(ii).

(iii)         Merger Sub is a corporation duly organized, validly existing and  in good standing under the laws of the State of Delaware.  Merger Sub’s authorized capital consists of 1,000 shares of common stock, par value $0.001 per share, all of which shares are issued and registered in the name of Parent.

(b)         Authorization of Transaction. Parent and Merger Sub have full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform their respective obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of Parent and of Merger Sub, enforceable in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally.    Neither Parent nor Merger Sub is required to give any notice to, make any filing with, or obtain any Consent of, any Governmental Body in order to consummate the Merger, except for such notice filings as may be required under Applicable Laws.

(c)         Capitalization of Parent.  The entire authorized capital stock of Parent consists of one billion (1,000,000,000) shares of common stock having a par value of $0.001 per share, of which approximately 159,184,223 shares, options and warrants are issued and outstanding, and 10,000,000 shares of preferred stock, of which 626,667 shares of Series B Convertible Preferred Stock  are issued and outstanding, and held by John Signorello, CEO of Parent.  All issued and outstanding shares of Parent Common Stock have been duly authorized, are validly issued, fully paid and non-assessable, and are listed on Schedule 7.1(c).  In addition to this Agreement, as disclosed on Schedule 7.1(c), there are outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which Parent is a party or which are binding upon Parent providing for the issuance, disposition or acquisition of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, or similar rights with respect to Parent.

(d)         Noncontravention.  Neither the execution and delivery of this Agreement, nor consummation of the Merger, will:

(i)          violate any Applicable Law, Order, stipulation, charge or other restriction of any Governmental Body to which Parent is subject or any provision of its Governing Documents; or

(ii)         except as disclosed on Schedule 7.1(d), conflict with, result in a Breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which Parent is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, Breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a Material Adverse Effect on the financial condition of Parent or on the ability of the Parties to consummate the Merger.

(e)         Affiliate Transactions.  No officer, director, or employee of Parent or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent (1%) of the stock of which is beneficially owned by any of such Persons), has any agreement with Parent or any interest in any of their property of any nature, used in or pertaining to the Parent Business, other than the ownership of common stock, preferred stock, options, or warrants in Parent corporation, except as disclosed in Schedule 7.1(e).  None of the foregoing Persons has any direct or indirect interest in any competitor, supplier or customer of Parent or in any Person from whom or to whom Parent leases any property or transacts business of any nature.

(f)          Parent Financial Information.  With respect to the following financial information (the “Parent Financial Information”): audited, consolidated and consolidating balance sheets and statements of income, changes in stockholders’ equity and cash flow as of and for each of the fiscal years since Parent’s formation, and quarterly statements through the quarter ending December 31, 2010 are available through the SEC’s EDGAR database; and

(g)         Events Subsequent.  Since December 31, 2010, and except as disclosed on Schedule 7.1(g), there has not been, occurred or arisen, with respect to Parent:

(i)          any change or amendment in its Governing Documents;

(ii)         any reclassification, split up or other change in, or amendment of or modification to, the rights of the holders of any of its capital stock;

(iii)        any direct or indirect redemption, purchase or acquisition by any Person of any of its capital stock or of any interest in or right to acquire any such stock;

(iv)       any issuance, sale, or other disposition of any capital stock, or any grant of any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any capital stock;

(v)        any declaration, set aside, or payment of any dividend or any distribution with respect to its capital stock (whether in cash or in kind) or any redemption, purchase, or other acquisition of any of its capital stock;

(vi)       the organization of any Subsidiary (other than the Merger Sub) or the acquisition of any shares of capital stock by any Person or any equity or ownership interest in any business;

(vii)      any damage, destruction or loss of any of the its properties or assets whether or not covered by insurance;

(viii)     any sale, lease, transfer, or assignment of any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(ix)        the execution of, or any other commitment to any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the Ordinary Course of Business;

(x)         any acceleration, termination, modification, or cancellation of any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses), involving more than $10,000 to which it is a party or by which it is bound;

(xi)         any Security Interest or Encumbrance imposed upon any of its assets, tangible or intangible;

(xii)        any grant of any license or sublicense of any rights under or with respect to any Parent Intellectual Property;

(xiii)       any sale, assignment or transfer (including transfers to any employees, affiliates or shareholders) of any Parent Intellectual Property;

(xiv)      any capital expenditure (or series of related capital expenditures) involving more than $10,000 and outside the Ordinary Course of Business;

(xv)       any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) involving more than $10,000 and outside the Ordinary Course of Business;

(xvi)      any issuance of any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $10,000;

(xvii)     any delay or postponement of the payment of accounts payable or other liabilities, other than those being contested in good faith as set forth in Schedule 7.1(g)(xvii);

(xviii)    any cancellation, compromise, waiver, or release of any right or claim (or series of related rights and claims) involving more than $10,000 and outside the Ordinary Course of Business;

(xix)       any loan to, or any entrance into any other transaction with, any of its directors, officers, and employees either involving more than $500 individually or $2,500 in the aggregate;

(xx)        the adoption, amendment, modification, or termination of any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken away any such action with respect to any other Employee Benefit Plan);

(xxi)       any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(xxii)      any increase in the base compensation of any of its directors, officers, and employees;

(xxiii)     any charitable or other capital contribution in excess of $2,500;

(xxiv)     any taking of other action or entrance into any other transaction other than in the Ordinary Course of Business, or entrance into any transaction with any insider of Parent, except as disclosed in this Agreement and the Disclosure Schedules;

(xxv)      any other event or occurrence that may have or could reasonably be expected to have an Material Adverse Effect on Parent (whether or not similar to any of the foregoing); or

(xxvi)     any agreement or commitment, whether in writing or otherwise, to do any of the foregoing.

(h)         Tax Matters.

(i)         Except as set forth on Schedule 7.1(h)(i):  (i) Parent and (ii) each other Person included in any consolidated or combined Tax Return and part of an affiliated group, within the meaning of Section 1504 of the Parent Code, of which Parent is or has been a member (“Parent Tax Affiliate”), for the years that it was a Parent Tax Affiliate of Parent:

(A)           has timely paid or caused to be paid all Taxes required to be paid by it though the Agreement Date and as of the Closing Date (including any Taxes shown due on any Tax Return);

(B)           has filed or caused to be filed in a timely and proper manner (within any applicable extension periods) all Tax Returns required to be filed by it with the appropriate Governmental Body in all jurisdictions in which such Tax Returns are required to be filed; and all tax returns filed on behalf of Parent and each Parent Tax Affiliate were completed and correct in all material respects; and

(C)           has not requested or caused to be requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

(ii)         Parent has previously delivered true, correct and complete copies of all Federal Tax Returns filed by or on behalf of Parent through the Agreement Date for the periods ending on or after December 31, 2005.

(iii)        Except as set forth in Schedule 7.1(h)(iii):

(A)           since January 1, 2006, neither Parent nor any Parent Tax Affiliate (for the years that it was a Parent Tax Affiliate) has been notified by the Internal Revenue Service or any other Governmental Body that any issues have been raised (and no such issues are currently pending) by the IRS or any other Governmental Body in connection with any Tax Return filed by or on behalf of Parent or any Parent Tax Affiliate; there are no pending Tax audits and no waivers of statutes of limitations have been given or requested with respect to Parent or any Parent Tax Affiliate (for years that it was a Parent Tax Affiliate); no Tax liens have been filed against Parent or unresolved deficiencies or additions to Taxes have been proposed, asserted or assessed against Parent or any Parent Tax Affiliate (for the years that it was a Parent Tax Affiliate);

(B)         Parent has not incurred any liability for Taxes from and after December 31, 2010 other than Taxes incurred in the Ordinary Course of Business and consistent with past practices;

(C)         Parent has not (i) made an election (or had an election made on its behalf by another person) to be treated as a “consenting corporation” under Section 341(f) of the Code or (ii) a “personal holding company” within the meaning of Section 542 of the Code;

(D)         Parent has complied in all material respects with all Applicable Laws relating to the collection or withholding of Taxes (such as Taxes or withholding of Taxes from the wages of employees);

(E)         Parent has no liability in respect of any Tax sharing agreement with any Person and all Tax sharing agreements to which Parent has been bound have been terminated;

(F)         Parent has not incurred any Liability to make any payments either alone or in conjunction with any other payments that:

(1)           shall be non-deductible under, or would otherwise constitute a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state local or foreign income Tax Law); or

(2)           are or may be subject to the imposition of an excise Tax under Section 4999 of the Code;

(G)         Parent has not agreed to (nor has any other Person agreed to on its behalf) and is not required to make any adjustments or changes on, before or after the Closing Date, to its accounting methods pursuant to Section 481 of the Code, and the Internal Revenue Service has not proposed any such adjustments or changes in the accounting methods of Parent;

(H)        no claim has been made within the last three years by any taxing authority in a jurisdiction in which Parent does not file Tax Returns that Parent is or may be subject to taxation by that jurisdiction;

(I)         the consummation of the Merger will not trigger the realization or recognition of intercompany gain or income to Parent under the Federal consolidated return regulations with respect to Federal, state or local Taxes; and

(J)           Parent is not currently, nor has it been at any time during the previous five years, a “U.S. real property holding corporation” and, therefore, the Parent Common Stock is not “U.S. real property interests,” as such terms are defined in Section 897 of the Code.

(i)          Title to Assets.  Parent has good and marketable title to, or a valid leasehold interest in, the properties and assets owned or leased and used by it to operate the Parent Business in the manner presently operated by Parent, as reflected in Parent Financial Information.

(j)          Real Property.  Parent does not own or hold an ownership interest in any Real Property.

(k)         Leased Real Property.  Schedule 7.1(k) contains a correct legal description, street address and tax parcel identification number of all tracts, parcels and subdivided lots in which Parent has a leasehold interest and an accurate description (by location, name of lessor, date of lease and term expiration date) of all Real Property Leases pursuant to which Parent has a leasehold interest.

(l)          Condition of Facilities.

(i)           Use of the Real Property of Parent for the various purposes for which it is presently being used is permitted as of right under all Applicable Laws related to zoning and is not subject to “permitted nonconforming” use or structure classifications.  All Improvements are in compliance with all Applicable Laws, including those pertaining to zoning, building and the disabled, are in good repair and in good condition, ordinary wear and tear excepted, and are free from latent and patent defects.  To the Knowledge of Parent, no part of any Improvement encroaches on any real property not included in the Real Property of Parent, and there are no buildings, structures, fixtures or other Improvements primarily situated on adjoining property which encroach on any part of the Land.

(ii)          Each item of Tangible Personal Property is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the Ordinary Course of Business and is free from latent and patent defects.  No item of Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business.  Except as disclosed in Schedule 7.1(l)(ii), all Tangible Personal Property used in the Parent Business is in the possession of Parent.

(m)         Parent Intellectual Property.

(i)           Parent owns, or is licensed or otherwise possesses legal enforceable rights to use all: (i) trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) patentable inventions, technology, computer programs and software (including  password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data) and all applications and patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions; (iii) trade secrets, including confidential and other non-public information (iv) copyrights in writings, designs, software programs, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (v) databases and all database rights; and (vi) Internet Web sites, domain names and applications and registrations pertaining thereto (collectively, “Parent Intellectual Property”) that are used in the Parent Business except for any such failures to own, be licensed or process that would not be reasonably likely to have a Material Adverse Effect.

(ii)          Except as may be evidenced by patents issued after the Agreement Date, there are no conflicts with or infringements of any material Parent Intellectual Property by any Third Party and the conduct of the Parent Business as currently conducted does not conflict with or infringe any proprietary right of a Third Party.

(iii)         Schedule 7.1(m)(iii) sets forth a complete list of all patents, registrations and applications pertaining to Parent Intellectual Property owned by Parent.  Except as set forth on Schedule 7.1(m)(iii), all such Parent Intellectual Property listed is owned by Parent, free and clear of liens or Encumbrances of any nature.

(iv)         Schedule 7.1(m)(iv) sets forth a complete list of all material licenses, sublicenses and other agreements in which Parent has granted rights to any person to use Parent Intellectual Property.  Parent will not, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, be in Breach of any license, sublicense or other agreement relating to Parent Intellectual Property.

(v)         Parent owns or has the right to use all software currently used in and material to the Parent Business.

(n)         SEC Reports and Financial Statements.  Since April 1, 2007, Parent has filed with the SEC all reports and other filings required to be filed by Parent in accordance with the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder (the “Parent SEC Reports”). As of their respective dates, Parent SEC Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the respective rules and regulations promulgated thereunder applicable to such Parent SEC Reports and, except to the extent that information contained in any Parent SEC Report has been revised or superseded by a later Parent SEC Report filed and publicly available prior to the date of this Agreement, none of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of Parent included in Parent SEC Reports were prepared from and are in accordance with the accounting books and other financial records of Parent, were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and presented fairly the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).  Except as set forth in Parent SEC Reports, Parent has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) other than liabilities or obligations incurred in the Ordinary Course of Business.  Parent SEC Reports accurately disclose (i) the terms and provisions of all stock option plans, (ii) transactions with affiliates, and (iii) all material contracts required to be disclosed pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC.

(o)         Contracts.  Schedule 7.1(o) is a true, complete and accurate list of all written or oral contracts, understandings, agreements and other arrangements (including a brief description of all such oral arrangements) executed by an officer or duly authorized employee of Parent or to which Parent is a party either:

(i)           involving more than $10,000, or

(ii)          in the nature of a collective bargaining agreement, employment agreement, or severance agreement with any of its directors, officers and employees.

Parent has delivered or will, prior to Closing, deliver to United a correct and complete copy of each Contract (redacted copies for names are acceptable) listed in Schedule 7.1(o) (the “Parent Contracts”).  Except as disclosed in Schedule 7.1(o): (i) Parent has fully complied with all material terms of Parent Contracts; (ii) to the Knowledge of Parent, other parties to Parent Contracts have fully complied with the terms of Parent Contracts; and (iii) there are no disputes or complaints with respect to nor has Parent received any notices (whether oral or in writing) that any other party to Parent Contracts is terminating, intends to terminate or is considering terminating, any of Parent Contracts listed or required to be listed in Schedule 7.1(o).

(p)         Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of Parent.

(q)         Litigation.

(i)          Except as set forth in Schedule 7.1(q)(i), there is no pending or, to the Knowledge of Parent, threatened Proceeding:

(A)           by or against Parent or that otherwise relates to or may affect the Parent Business which, if adversely determined, would have a Material Adverse Effect; or

(B)           that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger.

To the Knowledge of Parent, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.  Parent has delivered to United copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Schedule 7.1(q)(i).  There are no Proceedings listed or required to be listed in Schedule 7.1(q)(i) that could reasonably be expected to have a Material Adverse Effect.

(ii)         Except as set forth in Schedule 7.1(q)(ii):

(A)           there is no material Order to which Parent or the Parent Business is subject; and

(B)           to the Knowledge of Parent, no officer, director, agent or employee of Parent is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Parent Business.

(iii)        Except as set forth in Schedule 7.1(q)(iii):

(A)           Parent has been and is in compliance with all of the terms and requirements of each Order to which it or the Parent Business is or has been subject;

(B)           No event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Parent or the Parent Business is subject; and

(C)           Parent has not received any notice, or received but subsequently resolved to the satisfaction of the Governmental Body or other Person (evidence of such approval is attached as Schedule 7.1(q)(iii)), or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which Parent or the Parent Business is subject.

(r)          Employee Benefits.

(i)          Schedule 7.1(r)(i) lists all material (i) Employee Benefit Plans of Parent, (ii) bonus, stock option, stock purchase, stock appreciation right, incentive, deferred compensation, supplemental retirement, severance, and fringe benefit plans, programs, policies or arrangements, and (iii) employment or consulting agreements, for the benefit of, or relating to, any current or former employee (or any beneficiary thereof) of Parent, in the case of a plan described in (i) or (ii) above, that is currently maintained by Parent or with respect to which Parent has an obligation to contribute, and in the case of an agreement described in (iii) above, that is currently in effect (the “Parent Employee Plans”).  Parent has heretofore made available to United true and complete copies of Parent Employee Plans and any amendments thereto, any related trust, insurance contract, summary plan description, and, to the extent required under ERISA or the Code, the most recent annual report on Form 5500 and summaries of material modifications.

(ii)         Except as set forth on Schedule 7.1(r)(ii), no Parent Employee Plan is (1) a “multiemployer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA, (2) a “multiple employer plan” within the meaning of Section 3(40) of ERISA or Section 413(c) of the Code, or (3) is subject to Title IV of ERISA or Section 412 of the Code.

(iii)        Except as set forth on Schedule 7.1(r)(iii), there is no Proceeding pending or, to the Knowledge of Parent, threatened against the assets of any Parent Employee Plan or, with respect to any Parent Employee Plan, against Parent other than Proceedings that would not reasonably be expected to result in a Material Adverse Effect, and to the Knowledge of Parent there is no Proceeding pending or threatened in writing against any fiduciary of any Parent Employee Plan other than Proceedings that would not reasonably be expected to result in a Material Adverse Effect.

(iv)        Each of Parent Employee Plans has been operated and administered in all material respects in accordance with its terms and applicable law, including, but not limited to, ERISA and the Code.

(v)         Each of Parent Employee Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination, notification, or opinion letter from the IRS.

(vi)        Except as set forth on Schedule 7.1(r)(vi), no director, officer, or employee of Parent will become entitled to retirement, severance or similar benefits or to enhanced or accelerated benefits (including any acceleration of vesting or lapsing of restrictions with respect to equity-based awards) under any Parent Employee Plan solely as a result of consummation of the Merger.

(s)         Insurance.  Schedule 7.1(s) is an accurate and complete description of all policies of insurance of any kind or nature, including, but not limited to, fire, liability, workmen’s compensation and other forms of insurance owned or held by or covering Parent or all or any portion of its property and assets.

(t)         Employees.

(i)          Schedule 7.1(t)(i) contains a complete and accurate list of each employee of Parent, including each employee on leave of absence or layoff status, their name; job title; date of hiring; date of commencement of employment; current compensation paid or payable and any change in compensation since September 30, 2007.

(ii)         To the Knowledge of Parent, no officer, director, agent, employee, consultant, or contractor of Parent is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Parent Business or (ii) to assign to Parent or to any other Person any rights to any invention, improvement, or discovery.  No former or current employee of Parent is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Parent to conduct the Parent Business.

(u)         Labor Relations.  Parent is not a party to any collective bargaining or similar agreement.  To the Knowledge of Parent, there are no strikes, work stoppages, unfair labor practice charges or grievances pending or threatened against Parent by any employee of Parent or any other person or entity.

(v)         Legal Compliance.

(i)           To the Knowledge of Parent, Parent is in material compliance with all Applicable Laws of any Governmental Bodies having jurisdiction over Parent, including any requirements relating to antitrust, consumer protection, currency exchange, equal opportunity, health, occupational safety, pension and securities matters.

(ii)          Schedule 7.1(v)(ii) contains a complete and accurate list of each Governmental Authorization that is held by Parent or that otherwise relates to the Parent Business.  Each Governmental Authorization listed or required to be listed in Schedule 7.1(v)(ii) is valid and in full force and effect.  The Governmental Authorizations listed in Schedule 7.1(v)(ii) collectively constitute all of the Governmental Authorizations necessary to permit Parent to lawfully conduct and operate the Parent Business.

(w)         Brokers’ Fees.  Parent has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Merger for which Parent, Merger Sub or United could become liable or obligated.

(x)          Undisclosed Liabilities.  To the Knowledge of Parent, it has no liability (and to the Knowledge of Parent, there is no basis for any present or future Proceeding, charge, complaint, claim, or demand against any of them giving rise to any liability), except for

(i)           liabilities reflected or reserved against in the December 31, 2010 Financial Information; or

(ii)          liabilities which have arisen in the Ordinary Course of Business since December 31, 2010.

(y)         Disclosure.  The representations and warranties of Parent contained in this Agreement or in any Exhibits hereto do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein or in such Exhibits not misleading.

7.2        Power and Authority.  Parent and Merger Sub each has the corporate power to execute, deliver and perform this Agreement and, subject to the satisfaction of the conditions precedent set forth herein, has taken all action required by law, its Governing Documents or otherwise, to authorize the execution and delivery of this Agreement and such related documents.  The execution and delivery of this Agreement does not and, subject to the receipt of required regulatory approvals and any other required Third-Party Consents, the consummation of the Merger contemplated hereby will not, violate any provisions of the Governing Documents of Parent or Merger Sub or any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which Parent or Merger Sub is a party or by which it or its properties is bound, any legal or other restrictions of any kind to which Parent or Merger Sub is subject, or result in the creation of any Encumbrance upon any of the property or assets of Parent or Merger Sub.  The execution and delivery of this Agreement has been approved by the Boards of Directors of Parent and Merger Sub.  This Agreement is a valid obligation of Parent and Merger Sub and is legally binding on each in accordance with its terms.

7.3        No Subsidiaries.  Merger Sub does not own stock in and does not control, directly or indirectly, any other corporation, association or business organization. Merger Sub is not a party to any joint venture or partnership.

7.4        Merger Sub Common Stock.  Parent owns, beneficially and of record, all of the issued and outstanding shares of common stock, par value $0.001 per share, of Merger Sub (the “Merger Sub Common Stock”), all which Merger Sub Common Stock is validly issued and outstanding, fully paid and non-assessable, free and clear of all liens and encumbrances. Parent has the corporate power to vote such shares of Merger Sub Common Stock pursuant to this Agreement.  Parent has, or will by the Effective Time have, taken all such actions as may be required in its capacity as the sole stockholder of Merger Sub to approve the Merger.

ARTICLE VIII.  ACCESS TO INFORMATION AND DOCUMENTS.

8.1        Access to Information.  Between Agreement Date and the Closing Date, each Party will give to the others and their counsel, accountants and other representatives full access to all the properties, documents, contracts, personnel files and other records and shall furnish copies of such documents and with such information with respect to its affairs as may from time to time be reasonably requested.  Each Party will disclose to the others and make available to each such Party and its representatives all books, contracts, accounts, personnel records, letters of intent, papers, records, communications with regulatory authorities and other documents relating to the business and operations of United, Merger Sub, Parent, or Promark as the case may be.  In addition, United and Promark shall make available to Parent all such banking, investment and financial information as shall be necessary to allow for the efficient integration of United’s and Promark’s banking, investment and financial arrangements with those of Parent at the Effective Time.  Access of Parent pursuant to the foregoing shall be granted at a reasonable time and upon reasonable notice.

8.2        Effect of Access.

(a)           Nothing contained in this Article VIII shall be deemed to create any duty or responsibility on the part of any Party to investigate or evaluate the value, validity or enforceability of any Contract or other asset included in the assets of another Party.

(b)           With respect to matters as to which any Party has made express representations or warranties herein, the Parties shall be entitled to rely upon such express representations and warranties irrespective of any investigations made by such Parties, except to the extent that such investigations result in actual knowledge of the inaccuracy or falsehood of particular representations and warranties.

ARTICLE IX.  COVENANTS.

9.1        Preservation of Business.

(a)           Prior to the Effective Time or the termination of this Agreement, United and Promark will use their Best Efforts to preserve the Business, to keep available to Parent and the Surviving Corporation the services of the present employees of Promark, and to preserve for Parent and the Surviving Corporation the goodwill of the suppliers, distributors, resellers, customers and others having business relations with United, or Promark, or both.  United and Promark shall conduct their Business only in the usual and ordinary course as it has previously been conducted, including, without limitation, its policies and practices relating to the collection of accounts receivable and the payment of accounts payable and other liabilities, and not introduce any new methods of management, operations or accounting, without Parent’s prior written consent (which shall not be unreasonably withheld); maintain its assets in as good working order and condition as at present, ordinary wear and tear excepted; perform all material obligations under material agreements and leases relating to or affecting it, and keep in full force and effect present insurance policies.

(b)           Prior to the Effective Time or the termination of this Agreement, Parent  will use its Best Efforts to preserve the Parent Business, to keep available to Parent the services of the present employees of Parent, and to preserve for Parent the goodwill of the suppliers, customers and others having business relations with Parent.  Parent shall conduct the Parent Business only in the usual and ordinary course as it has previously been conducted, including, without limitation, its policies and practices relating to the collection of accounts receivable and the payment of accounts payable and other liabilities, and not introduce any new methods of management, operations or accounting, without Parent’s prior written consent of United (which shall not be unreasonably withheld); maintain its assets in as good working order and condition as at present, ordinary wear and tear excepted; perform all material obligations under material agreements and leases relating to or affecting it, and keep in full force and effect present insurance policies.  Without the prior written consent of United, Parent shall not permit Merger Sub to take any actions or conduct any operations other than in connection with the Merger.

9.2        Current Information.  During the period from the Agreement Date to the Effective Time, each Party hereto shall promptly notify each other Party of any (i) significant change in the normal course of business or operations of the Business or Parent Business, (ii) Proceeding (or communications indicating that the same may be contemplated), or the institution or threat or settlement of Proceedings, in each case involving the Parties the outcome of which, if adversely determined, could reasonably be expected to have a Material Adverse Effect on the Party, taken as a whole or (iii) event which such Party reasonably believes could be expected to have a Material Adverse Effect on the ability of any party hereto to consummate the Merger.  United and Promark shall notify Parent of any breach of any representation or warranty of Parent or Merger Sub of which United or Promark has Knowledge prior to the Closing.  Parent shall notify United and Promark of any breach of any representation or warranty of United or Promark of which Parent has Knowledge prior to the Closing.  Any other Party that has Knowledge of same shall notify the affected United Stockholder of any breach of any representation or warranty of said United Stockholder of which said party has Knowledge prior to the Closing

9.3        Material Transactions.  Prior to the Effective Time, no Party will (other than (i) as contemplated by the terms of this Agreement, (ii) with respect to transactions for which there is a binding commitment existing prior to the Agreement Date disclosed in the Disclosure Schedules, and (iii) transactions described on Schedule 9.3 which do not vary materially from the terms set forth on such Schedule 9.3, or in the Ordinary Course of Business without first obtaining the written consent of the other Parties):

(a)          declare or pay any dividend or make any other distribution to shareholders, whether in cash, stock or other property;

(b)          amend its Governing Documents or enter into any agreement to merge or consolidate with, or sell a significant portion of its assets to, any other Person;

(c)          except pursuant to options, warrants, conversion rights or other contractual rights disclosed in this Agreement, issue any shares of its capital stock or any options, warrants or other rights to subscribe for or purchase such common or other capital stock or any securities convertible into or exchangeable for any such common or other capital stock;

(d)          directly redeem, purchase or otherwise acquire any of its common or other capital stock;

(e)          effect a reclassification, recapitalization, split-up, exchange of shares, readjustment or other similar change in or to any capital stock or otherwise reorganize or recapitalize;

(f)           except as set forth in Schedule 9.3(f), enter into any employment contract which is not terminable upon notice of ninety (90) days or less, at will, and without penalty except as provided herein or grant any increase (other than ordinary and normal increases consistent with past practices) in the compensation payable or to become payable to officers or salaried employees, grant any stock options or, except as required by law, adopt or make any change in any bonus, insurance, pension or other Employee Benefit Plan, agreement, payment or agreement under, to, for or with any of such officers or employees;

(g)          make any payment or distribution to the trustee under any bonus, pension, profit sharing or retirement plan or incur any obligation to make any such payment or contribution which is not in accordance with such Party’s usual past practice, or make any payment or contributions or incur any obligation pursuant to or in respect of any other plan or contract or arrangement providing for bonuses, options, executive incentive compensation, pensions, deferred compensation, retirement payments, profit sharing or the like, establish or enter into any such plan, contract or arrangement, or terminate or modify any plan;

(h)          prepay any debt in excess of Ten Thousand Dollars ($10,000), borrow or agree to borrow any amount of funds except in the Ordinary Course of Business or, directly or indirectly, guarantee or agree to guarantee obligations of others, or fail to pay any monetary obligation in a timely manner prior to delinquency;

(i)           enter into any agreement, contract or commitment having a term in excess of three (3) months or involving payments or obligations in excess of $10,000 in the aggregate, except in the Ordinary Course of Business;

(j)           amend or modify any material Contract;

(k)          agree to increase the compensation or benefits of any employee (except for normal annual salary increases in accordance with past practices);

(l)           place on any of its assets or properties any pledge, charge or other Encumbrance, except as otherwise authorized hereunder, or enter into any transaction or make any contract or commitment relating to its properties, assets and business, other than in the Ordinary Course of Business or as otherwise disclosed herein;

(m)         guarantee the obligation of any person, firm or corporation, except in the Ordinary Course of Business;

(n)          make any loan or advance in excess of Ten Thousand Dollars ($10,000) or cancel or accelerate any material indebtedness owing to it or any claims which it may possess or waive any material rights of substantial value;

(o)          sell or otherwise dispose of any Real Property or any material amount of any tangible or intangible personal property other than leasehold interests in closed facilities, except in the Ordinary Course of Business;

(p)          commit any act or fail to do any act which will cause a Breach of any Contract and which will have a Material Adverse Effect on its business, financial condition or earnings;

(q)          violate any Applicable Law which violation might have a Material Adverse Effect on such Party;

(r)           purchase any real or personal property or make any other capital expenditure where the amount paid or committed is in excess of Ten Thousand Dollars ($10,000) per expenditure;

(s)           except in the Ordinary Course of Business, enter into any agreement or transaction with any of such Party’s Affiliates; or

(t)           engage in any transaction or take any action that would render untrue in any material respect any of the representations and warranties of such Party contained in this Agreement, as if such representations and warranties were given as of the date of such transaction or action.

9.4        Public Disclosures.  Parent and United will consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation except as may be required by Applicable Law.  The Parties shall issue a joint press release, mutually acceptable to United and Parent, promptly upon execution and delivery of this Agreement.

9.5        Confidentiality.  Parent and United shall hold, and shall use their best efforts to cause their respective auditors, attorneys, financial advisors, bankers and other consultants and advisors to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all Confidential Information, and each Party shall not release or disclose such Confidential Information to any other Person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors in connection with the transactions contemplated by this Agreement.

9.6        No Shop.  From the date of this Agreement until the earlier of (i) the Effective Time, (ii) December 31, 2011, or (iii) until this Agreement is terminated in accordance with Article XII hereof, neither Parent, nor United, nor Promark, nor Merger Sub, nor any of the United Stockholders, nor any of their Representatives, shall initiate, solicit or encourage (including by way of furnishing assistance or proprietary information), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any “Competing Transaction” (as defined below), or enter into any discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its Representatives to take any such action, and each Party shall promptly notify the other Party of all relevant terms (including the identity of the parties involved) of any such inquiries and proposals received by such Party or any such officer, director, investment banker, financial advisor, attorney, accountant or other representative relating to any of such matters and if such inquiry or proposal is in writing, such Party shall promptly deliver or cause to be delivered to the other Party a copy of such inquiry or proposal.  For the purposes of this Agreement, “Competing Transaction” shall mean any of the following (other than the Merger): (i) any merger, consolidation, share exchange, business combination or similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of the assets of any Party; (iii) any tender offer or exchange offer for more than fifty percent (50%) of the outstanding shares of the capital stock of any Party or other form of investment in, or purchase of, capital stock of any Party; (iv) any current Affiliate acquiring beneficial ownership of, or any group (as such term is defined under Section 13(d) of the Exchange Act) being formed which beneficially owns or has the right to acquire beneficial ownership of, twenty-five percent (25%) or more of the outstanding shares of the capital stock of any Party; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.  In the event that the provisions of this Section 9.6 are violated by any Party or by any Party’s Representatives, and the Merger is not consummated, then, in addition to other remedies available to the non-violating Party, the non-violating Party will be entitled to receive from the violating Party the greater of (y) all out-of-pocket expenses (including reasonable attorneys’ fees and expenses relating to the Merger), which such non-violating Party has incurred (the “Out-Of-Pocket Expenses”), or (z) the Termination Fee, as set forth in Section 12.6.

9.7        Other Actions.  None of United, Promark, Parent, Merger Sub, or any of the United Stockholders, shall knowingly or intentionally take any action, or omit to take any action, if such action or omission would, or reasonably might be expected to, result in any of its representations and warranties set forth herein being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in this Agreement not being satisfied, or delay the  Effective Time or (unless such action is required by Applicable Law) which would have a Material Adverse Effect on the ability of United or Parent to obtain any Consents required for the consummation of the Merger without imposition of a condition or restriction which would have a Material Adverse Effect on the Surviving Corporation or which would otherwise materially impair the ability of United or Parent to consummate the Merger in accordance with the terms of this Agreement or materially delay such consummation.  Without limiting the generality of the foregoing, United shall use its reasonable best efforts to obtain all Consents required of Third Parties in respect of the Merger under all material Contracts to which United is a party, including without limitation lessor consents under the lease of United’s corporate headquarters.

9.8        Accounting Methods.  Prior to Closing, United will not change, in any material respect, its methods of accounting in effect at its most recent fiscal year end except as required by changes in GAAP as concurred by United’s independent accountants.

9.9        Documentation.  True and complete copies of all documents required by this Agreement will be delivered by United to Parent and by Parent to United within five (5) days from the Agreement Date.

9.10      Cooperation.

(a)           Parent, United, and Promark shall together or pursuant to an allocation of responsibility agreed to between them, (i) cooperate with one another in determining whether any filings are required to be made or consents are required to be obtained in any jurisdiction prior to the Effective Time in connection with the consummation of the Merger and cooperate in making any such filings promptly and in seeking to obtain timely any such Consents, (ii) use their respective commercially reasonable efforts to cause to be lifted any impediment preventing consummation of the Merger, or any part thereof, or the other transactions contemplated hereby, and (iii) furnish to one another and to one another’s counsel all such information as may be required to affect the foregoing actions.

(b)           Subject to the terms and conditions herein provided, and unless this Agreement shall have been validly terminated as provided herein, each of Parent, United, and Promark shall use all reasonable efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party (or any subsidiaries or affiliates of such party) with respect to this Agreement and to consummate the Merger, subject to the vote of its stockholders described above, and (ii) to obtain (and to cooperate with the other party to obtain) any Consent by any Governmental Body and/or any Third Party which is required to be obtained or made by such Party or any of its Affiliates in connection with this Agreement and the Merger.  Each of Parent, United, and Promark will promptly cooperate with and furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, either of them or any of their Affiliates in connection with the foregoing.

9.11      Notice of Subsequent Events.  Each Party shall notify each other Party of any changes, additions or events of which any of them has or obtains knowledge as to which it concludes or reasonably should conclude would cause any material change in or material addition to any Disclosure Schedule delivered by any Party under this Agreement or otherwise would, in the reasonable judgment of the notifying Party, likely result in a breach of this Agreement prior to the Closing Date, promptly after the occurrence of the same.

9.12      Filing of SEC Reports.  Parent shall prepare and file all Parent SEC Reports with the SEC on a timely basis and in full compliance with all SEC rules and regulations.  In the event that the SEC issues any comments regarding a Parent SEC Report, then Parent will use its Best Efforts to address and respond to such comments in a complete manner as soon as reasonably practicable.

ARTICLE X.  CONDITIONS TO CLOSING.

10.1      Mutual Conditions.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (any of which may be waived in writing by Parent, Merger Sub and United):

(a)           None of Parent, Merger Sub, United, Promark, or a majority of the United Stockholders entitled to elect members of the United Board (hereinafter, “Majority of United Stockholders”) shall be subject to any Order by a court of competent jurisdiction which (i) prevents or materially delays the consummation of the Merger or (ii) would impose any material limitation on the ability of Parent effectively to exercise full rights of ownership of the common stock of the Surviving Corporation or any material portion of the assets or Business, taken as a whole.

(b)           No statute, rule or regulation, shall have been enacted by any Governmental Body that makes the consummation of the Merger illegal.

(c)           Parent, Merger Sub and United shall have received all Consents of Third Parties that are required of such Third Parties prior to the consummation of the Merger, in form and substance acceptable to Parent or United, as the case may be, except where the failure to obtain such consent, approval or authorization would not have a Material Adverse Effect on the Surviving Corporation.

(d)           Parent shall have paid the legal, accounting and investment banking fees of the Parties incurred in connection with the Merger and the Merger Financing as set forth on Schedule 10.1(d).

10.2      Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub under this Agreement are subject to the satisfaction, at or before the Closing, of each of the following conditions:

(a)           The representations and warranties of United, Promark and a Majority of United Stockholders contained herein that are qualified as to materiality shall be true in all respects on and as of the Closing Date with the same force and effect as though made on and as of such date, and each of the representations and warranties of United, Promark and a Majority of United Stockholders that are not so qualified shall be true in all material respects.

(b)           United, Promark and a Majority of United Stockholders shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions required by this Agreement to be performed or complied with by United, Promark and a Majority of United Stockholders at or prior to the Closing.

(c)           There shall not be threatened, instituted or pending any Proceeding by or before any court or Governmental Body requesting or looking toward an Order that (a) restrains or prohibits the consummation of the Merger, (b) could have a Material Adverse Effect on Parent’s ability to exercise control over or manage United and Promark after the Closing or (c) could have a Material Adverse Effect on United or Promark.

(d)           On the Closing Date, there shall be no effective Order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the Merger.

(e)           United, Promark and a Majority of United Stockholders shall have delivered to Parent a certificate, dated the Closing Date, executed by a duly authorized officer of United and Promark and by each of said United Stockholders certifying the fulfillment of the conditions specified in Sections 10.2(a), (b) and (c).

(f)           United shall have delivered to Parent a certificate, dated the Closing Date, executed by the Secretary of United, certifying as to (i) United’s Governing Documents, (ii) resolutions with respect to the Merger adopted by United’s board of directors and shareholders attached thereto, and (iii) incumbency and signatures of the persons who have executed this Agreement and any other documents, certificates and agreements to be executed and delivered at the Closing pursuant to this Agreement.

(g)          All documents to be delivered by United and to be delivered by the United Stockholders to Parent at the Closing shall be satisfactory in form and substance to Parent.

(h)          All Consents of all Third Parties and Governmental Bodies shall have been obtained that are necessary, in the opinion of Parent counsel, in connection with (a) the execution and delivery by United, Promark and the United Stockholders of this Agreement or (b) the consummation by United and the United Stockholders of the Merger, and copies of all such Consents shall have been delivered to Parent.

(i)           Escrow Agent and the United Stockholders shall have executed and delivered triplicate originals of the Escrow Agreement to Parent.

(j)            The United Stockholders shall have delivered the Certificates and the United Optionholders shall have delivered the United Option Letters to the Escrow Agent.

(k)          Parent shall have completed the Merger Financing and received the proceeds thereof to enable Parent to deliver the Merger Consideration to the Escrow Agent.

10.3      Conditions to the Obligations of United, Promark, and the United Stockholders.  The obligations of United, Promark, and the United Stockholders under this Agreement are subject to the satisfaction, at or before the Closing, of each of the following conditions:

(a)           The representations and warranties of Parent and Merger Sub contained herein that are qualified as to materiality shall be true in all respects on and as of the Closing Date (except for the representations and warranties made as of a specific date which shall be true in all material respects as of such date) with the same force and effect as though made on and as of such date, and each of the representations and warranties of Parent and Merger Sub that are not so qualified shall be true in all material respects.

(b)           Parent and Merger Sub shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions required by this Agreement to be so performed or complied with by Parent and Merger Sub at or prior to the Closing.

(c)           There shall not be threatened, instituted or pending any Proceeding by or before any court or Governmental Body requesting or looking toward an Order, that (a) restrains or prohibits the consummation of the Merger or (b) could reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub.

(d)           On the Closing Date, there shall be no effective Order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the Merger.

(e)          Parent and Merger Sub shall have delivered to United, Promark and the United Stockholders a certificate, dated the Closing Date, executed by a duly authorized officer of Parent and Merger Sub, certifying to the fulfillment of the conditions specified in Sections 10.3(a), (b) and (c).

(f)           Parent shall have delivered to United a certificate, dated Closing Date, executed by the Secretary of Parent, certifying as to (i) Parent and Merger Sub’s Governing Documents, (ii) resolutions with respect to the Merger adopted by Parent’s and Merger Sub’s respective boards of directors and Merger Sub’s shareholder attached thereto, and (iii) incumbency and signatures of the persons who have executed this Agreement and any other documents, certificates and agreements to be executed and delivered at the Closing pursuant to this Agreement.

(g)          All documents to be delivered by Parent and Merger Sub to United at the Closing shall be satisfactory in form and substance to United.

(h)          All Consents of all Third Parties and Governmental Bodies shall have been obtained that are necessary, in the opinion of counsel to United, in connection with (a) the execution and delivery by Parent and Merger Sub of this Agreement, and (b) the consummation by Parent and Merger Sub of the transactions contemplated hereby or thereby, and copies of all such Consents shall have been delivered to United.

(i)           Escrow Agent and Parent shall have executed and delivered triplicate originals of the Escrow Agreement to the United Stockholders.

(j)           Parent shall have delivered the Merger Consideration to the Escrow Agent.

(k)          Parent shall deliver, or cause to be delivered, to United, to Promark, and to certain employees of Parent’s Subsidiaries, as the case may be, employment agreements in the forms attached hereto as Exhibits 4A, 4B, 4C and 4D, duly executed by Parent or its Subsidiaries, as the case may be, or by Promark, and an acknowledgement in the form attached hereto as Exhibit 5, duly executed by each of the individuals set forth on Schedule 10.3(k).

(l)           Parent shall have satisfied all outstanding liabilities set forth on Schedules 7.1(h)(i), 7.1(h)(iii), and 7.1(q)(ii), and evidence of such satisfaction shall have been delivered to United in form and substance acceptable to United.

(m)         Parent shall have obtained a waiver from each Person set forth on Schedule 7.1(d), and copies of all such waivers shall have been delivered to United.

ARTICLE XI.  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

11.1      Survival of Representations.  All representations and warranties made by any party to this Agreement or pursuant hereto, as modified by any Disclosure Schedule, exhibit, certificate or other document executed and delivered pursuant hereto shall survive the Closing and any investigation made by or on behalf of any party hereto for a period of eighteen (18) years following the Closing Date.  All statements contained herein or in any schedule, exhibit, certificate or other document executed and delivered pursuant hereto shall be deemed representations and warranties made by the Party delivering same.  The right to indemnification or other remedy based upon such representations and warranties shall not be affected by any investigation conducted with respect to, or any knowledge acquired at any time, whether before or after execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of any such representation or warranty.

11.2      Indemnification.

(a)           Subject to the terms and conditions of this Article XI, United and Promark, jointly and severally, shall defend and hold harmless Parent (and its Representatives, Affiliates, successors and assigns), from and against all claims, assessments, losses, damages, liabilities, deficiencies, judgments, settlements, costs and expenses, including interest, penalties and reasonable attorneys’ fees and expenses incurred in enforcing this indemnification or in any litigation between the Parties or with Third Parties but specifically excluding incidental, consequential, special or punitive damages (collectively, “Damages ”), asserted against, resulting to, imposed upon, suffered or incurred by Parent (or any of its Representatives, Affiliates, successors or assigns), directly or indirectly, by reason of or resulting from: (i) any failure of United or Promark to duly perform or observe any term, provision, instrument, covenant or agreement to be performed or observed by it, prior to the Closing, pursuant to this Agreement; and/or (ii) a breach of any representation, warranty, covenant or agreement of United or Promark contained in or made pursuant to this Agreement; provided, however, that the maximum liability of United and Promark to Parent (collectively and not individually) for Damages under this Section 11.2(a) shall not exceed $5,500,000.

(b)           Subject to the terms and conditions of this Article XI, Parent, shall indemnify, defend and hold harmless United and Promark (and their respective Representatives, Affiliates, successors and assigns), from and against all Damages asserted against, resulting to, imposed upon or incurred by United or Promark, directly or indirectly, by reason of or resulting from: (i) any failure of Parent or Merger Sub to duly perform or observe any term, provision, instrument, covenant or agreement to be performed or observed by it, prior to the Closing, pursuant to this Agreement; and/or (ii) a breach of any representation, warranty, covenant or agreement of Parent or Merger Sub contained in or made pursuant to this Agreement; provided, however, that the maximum liability of Parent to United and Promark (collectively and not individually) for Damages under this Section 11.2(b) shall not exceed $5,500,000.

(c)           Subject to the terms and conditions of this Article XI, each of the United Stockholders, severally and not jointly, shall indemnify, defend and hold harmless Parent and the Surviving Corporation (and their respective Representatives, Affiliates, successors and assigns), from and against all Damages asserted against, resulting to, imposed upon or incurred by Parent or the Surviving Corporation, directly or indirectly, by reason of or resulting from: (i) any failure of said United Stockholder to duly perform or observe any term, provision, instrument, covenant or agreement to be performed or observed by him, prior to the Closing, pursuant to this Agreement; and/or (ii) a breach of any representation, warranty, covenant or agreement of said United Stockholder contained in or made pursuant to this Agreement; provided, however, that the maximum liability of said United Stockholder to Parent and the Surviving Corporation for Damages under this Section 11.2(c) shall not exceed the portion of the Merger Consideration received or to be received by said United Stockholder.

11.3      Conditions of Indemnification.  The obligations and liabilities of a Party as an indemnifying party (each, an “Indemnifying Party”) to indemnify the Party indemnified (each, an “Indemnified Party”), under Section 11.2 with respect to Claims made by Third Parties, shall be subject to the following terms and conditions:

The Indemnified Party shall give written notice to the Indemnifying Party of any Damages with respect to which it seeks indemnification promptly after the discovery by such party of any matters giving rise to such Claim for indemnification; provided, however, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under Section 11.2 unless it shall have been prejudiced by the omission to provide such notice.  In case any Claim is brought against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to the Indemnified Party, and after notice from the Indemnifying Party of its election so to assume the defense thereof, the Indemnifying Party will not be liable to the Indemnified Party under Section 11.2 for any legal or other expense subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that (i) if the Indemnifying Party shall elect not to assume the defense of such claim or action or (ii) if the Indemnified Party reasonably determines that there may be a conflict between the positions of the Indemnifying Party and the Indemnified Party in defending such Claim, then separate counsel shall be entitled to participate in and conduct such defense, and the Indemnifying Party shall be liable for any reasonable legal or other expenses incurred by the Indemnified Party in connection with such defense (but not more than one counsel).  The Indemnifying Party shall not be liable for any settlement of any Claim effected without its written consent, which consent shall not be unreasonably withheld.  The Indemnifying Party shall not, without the Indemnified Party’s prior written consent, which consent shall not be unreasonably withheld, settle or compromise any Claim to which the Indemnified Party is a party or consent to entry of any judgment in respect thereof.  The Indemnifying Party further agrees that it will not, without the Indemnified Party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such Claim) unless such settlement or compromise includes an unconditional release of the Indemnified Party from all liability arising out of such Claim.

11.4      Remedies Cumulative.  Except as expressly provided in this Agreement, the remedies provided herein shall be cumulative and shall not preclude assertion by any Party hereto of any other rights or the seeking of any other remedies against any other Party hereto.

ARTICLE XII.  TERMINATION, AMENDMENT AND WAIVER.

12.1      Termination.  This Agreement may be terminated at any time prior to the Effective Time:

(a)         by mutual written consent of Parent, Merger Sub, United, and a Majority of United Stockholders;

(b)         by Parent or United:

(i)           if the Merger shall not have been consummated on or before December 31, 2011, unless the failure to consummate the Merger is the result of a willful and material Breach of this Agreement by the Party seeking to terminate this Agreement;

(ii)          if any court of competent jurisdiction or other Governmental Body shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable;

(iii)         in the event of a Breach by the other Party of any representation, warranty, covenant or other agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such Breach (provided that the terminating Party is not then in Breach of any representation, warranty, covenant or other agreement contained in this Agreement);

(iv)         in the event that (i) all of the conditions to the obligation of such Party to effect the Merger set forth in Section 10.1 shall have been satisfied and (ii) any condition to the obligation of such Party to effect the Merger set forth in Section 10.2 (in the case of Parent or Merger Sub) or Section 10.3 (in the case of United, Promark and the United Stockholders) is not capable of being satisfied prior to December 31, 2011; or

(v)         if there shall have occurred prior to the Effective Time changes in Applicable Law that, in the aggregate, shall have a Material Adverse Effect on United or Parent.

12.2      Effect of Termination.  In the event of termination of this Agreement as provided in Section 12.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any Party except to the extent that such termination results from the willful and material Breach by a Party of any of its representations, warranties, covenants or other agreements set forth in this Agreement, in which case the terminating Party shall have the right to pursue any remedies available to it at law or in equity.

12.3      Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

12.4      Extension; Waiver.  At any time prior to the Effective Time, the Parties may (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (iii) waive compliance with any of the agreements or conditions contained in this Agreement.  Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

12.5      Procedure for Termination, Amendment Extension or Waiver.  A termination of this Agreement pursuant to Section 12.1, an amendment of this Agreement pursuant to Section 12.3, or an extension or waiver pursuant to Section 12.4 shall, in order to be effective, require in the case of Parent, Merger Sub or United, action by its Board of Directors or the duly authorized designee of the Board of Directors.

12.6      Termination Fee. In the event United, Promark or any of the United Stockholders (individually a “United Party” or collectively the “United Parties”) breaches Section 9.6 above, and the Merger is not consummated as a result of said breach, or in the event a United Party intentionally breaches this Agreement and the Merger is not consummated as a result of said intentional breach or breaches, the breaching United Party shall pay Parent the greater of Parent’s Out-Of-Pocket Expenses, or a termination fee of One Million Dollars ($1,000,000.00). Said sum is to be paid by wire transfer of same day funds.  In the event Parent or Merger Sub (an “Iceweb Party”) breaches Section 9.6 above, and the Merger is not consummated as a result of said breach, or in the event an Iceweb Party intentionally breaches this Agreement and the Merger is not consummated as a result of said intentional breach or breaches, Parent shall pay to the United Parties the greater of the United Parties’ Out-Of-Pocket Expenses, or a termination fee of One Million Dollars ($1,000,000.00). Said sum is to be paid by wire transfer of same day funds, and apportioned by the United Parties. All Parties to this Agreement acknowledge that the payment of this sum is a fair and reasonable sum to be paid in the event of the breakup of the Merger because of such a breach or breaches, and is less than one percent (1%) of the projected capitalized value of the merged Parties following the Merger.

ARTICLE XIII.  MISCELLANEOUS.

13.1      Notices.  Any communications required or desired to be given hereunder shall be deemed to have been properly given if sent by hand delivery or by facsimile and overnight courier or overnight courier to the parties hereto at the following addresses, or at such other address as either party may advise the other in writing from time to time:

If to Parent or Merger Sub:
Iceweb, Inc.
22900 Shaw Road, Suite 111
Sterling, Virginia 20166-9279
Attention:  John Signorello, CEO
Telephone: (571) 287-2380
Facsimile:  (571) 287-2380
Email: jsignorello@iceweb.com

with a copy (which shall not constitute notice) to:
Ira S. Saul, PLC
4126 Leonard Drive
Fairfax, Virginia 22030
Attention:  Ira S. Saul, Esquire
Telephone: (703) 273-8840
Facsimile:  (703) 273-8842
Email:  ira@saulaw.com

If to United or Promark:
Promark Technology, Inc.
10900 Pump House Road, Suite B
Annapolis Junction, Maryland 20701-1203
Attention: Dale Foster, CEO
Telephone: (240) 280-8030 x209
Facsimile: (301) 725-7869
Email: dalef@promarktech.com

with a copy (which shall not constitute notice) to:
Venable LLP
750 E. Pratt Street
Baltimore, Maryland 21202
Attention:  W. Bryan Rakes, Esquire
Telephone: (410) 528-2303
Facsimile:  (410) 244-7742
Email:  wbrakes@venable.com

If to any of the United Stockholders:
To said United Stockholder(s) c/o Promark, with Promark accepting the responsibility of forwarding said notice to the respective United Stockholder(s)

All such communications shall be deemed to have been delivered on the date of hand delivery or facsimile or on the next Business Day following the deposit of such communications with the overnight courier.

13.2      Further Assurances.  Each Party hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

13.3      Governing Law; Venue.

(a)           This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of Delaware, applied without giving effect to any conflicts of law principles.

(b)           To the extent that a Party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party hereby irrevocably waives such immunity in respect of its obligations pursuant to this Agreement.

(c)           Each Party hereby irrevocably submits to the jurisdiction of any federal court located in the State of Maryland (and any appellate court therefrom) over any action or proceeding arising out of or relating to this Agreement brought by Parent or Merger Sub.  Each Party hereby irrevocably submits to the jurisdiction of the United States District Court for the Eastern District of Virginia, Alexandria Division (and any appellate court therefrom) over any action or proceeding arising out of or relating to this Agreement brought by United, Promark, or the United Stockholders.  Each Party hereby irrevocably and unconditionally waives and agrees not to plead, to the fullest extent provided by law, any objection it may have to venue and the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts.

13.4      WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION OR AGREEMENT CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

13.5      Commissions.  Each of the Parties hereto represents and warrants that no broker or finder is entitled to any brokerage or finder’s fee or other commission in connection with the Merger.  Each of the Parties hereto shall pay or discharge, and shall indemnify and hold the other harmless from and against, all claims or liabilities for brokerage commissions or finder’s fees incurred by reason of any action taken by it.

13.6      Captions.  The captions or headings in this Agreement are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Agreement.

13.7      Integration of Exhibits and Schedules.  All Exhibits and Disclosure Schedules to this Agreement are integral parts of this Agreement as if fully set forth herein.

13.8      Entire Agreement.  This Agreement, including all Exhibits and Disclosure Schedules attached hereto and thereto contain the entire agreement of the parties and supersede any and all prior or contemporaneous agreements between the parties, written or oral, with respect to the transactions contemplated hereby.  This Agreement may not be changed or terminated orally, but may only be changed by an agreement in writing signed by the party or parties against whom enforcement of any waiver, change, modification, extension, discharge or termination is sought.

13.9      Expenses.  Except as expressly provided otherwise, each party hereto will bear its own costs and expenses (including fees and expenses of auditors, attorneys, financial advisors, bankers, brokers and other consultants and advisors) incurred in connection with this Agreement and the transactions contemplated hereby.

13.10    Counterparts.  This Agreement may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts shall together constitute and be one and the same instrument.

13.11    Binding Effect.  This Agreement shall be binding on, and shall inure to the benefit of, the Parties hereto, and their respective successors and assigns, and no other person, including any Person that may claim to be a third party beneficiary, shall acquire or have any right under or by virtue of this Agreement.  No Party may assign any right or obligation hereunder without the prior written consent of the other Parties.

13.12    No Rule of Construction.  The Parties agree that, because all Parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any Party by reason of that Party’s role in drafting this Agreement.

(SIGNATURES FOLLOW BEGINNING ON THE NEXT PAGE)

IN WITNESS WHEREOF, United, the United Stockholders, Promark, Parent, and Merger Sub have caused this Agreement to be executed by their respective duly authorized officers, all as of the Agreement Date.

UNITED:

UNITED STRATEGIES, INC.,
a Delaware corporation

By:	/s/ Dale Foster
Dale Foster, CEO

PROMARK:

PROMARK TECHNOLOGY, INC.,
a Maryland corporation

By:	/s/ Dale Foster
Dale Foster, CEO

UNITED STOCKHOLDERS:

DALE FOSTER:

/s/ Dale Foster
Dale Foster, individually

TODD HARTUNG:

/s/ Todd Hartung
Todd Hartung, individually

WILLIAM OCHALL:

/s/ William Ochall
William Ochall, individually

KEN BREIDENBACH:

/s/ Ken Breidenbach
Ken Breidenbach, individually

MICHAEL THOMAS:

/s/ Michael Thomas
Michael Thomas, individually

PARENT:

ICEWEB, INC.,
a Delaware corporation

By:	/s/ John Signorello
John Signorello, CEO

MERGER SUB:

USI ACQUISITION, INC.,
a Delaware corporation

By:	/s/ John Signorello
John Signorello, CEO